                               AGREEMENT TO LEASE
                                  AND PURCHASE

                                     between


                       LUCIUS O. CROSBY MEMORIAL HOSPITAL

                                as Seller/Lessor


                                       and


                            NAHC OF MISSISSIPPI, INC.

                                    as Buyer



                                TABLE OF CONTENTS


ARTICLE I. LEASE, PURCHASE AND SALE ..........................................       1
   1.1            Purchase and Sale ..........................................       1
   1.2            Leased Property and Excluded Assets ........................       3
   1.3            Assumed Contracts, Leases and Liabilities ..................       4
   1.4            Excluded Liabilities .......................................       4
   1.5            Additional Real Estate .....................................       5

ARTICLE II. ACCOUNTS RECEIVABLE ..............................................       5
   2.1            Seller's Accounts Receivable ...............................       5

ARTICLE III. PURCHASE PRICE AND RENT .........................................       6
   3.1            Purchase Price .............................................       6
   3.2            Prepaid Rent ...............................................       6
   3.3            Taxes and Assessments; Prorations; Adjustments .............       6
   3.4            Closing Statements .........................................       7
   3.5            Allocation of Purchase Price ...............................       7

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER .........................       7
   4.1            Organization, Qualification and Authority ..................       8
   4.2            Absence of Default .........................................       8
   4.3            Financial Statements .......................................       9
   4.4            Operations Since December 31, 1997 .........................       9
   4.5            Taxes ......................................................      11
   4.6            Employment .................................................      11
   4.7            Licenses and Permits .......................................      11
   4.8            Accreditations .............................................      12
   4.9            Medicare, Medicaid, and Other Third-Party Payors ...........      12
   4.10           Peer Review ................................................      12
   4.11           Compliance with Zoning, Land Use and Other Laws ............      12
   4.12           Easements ..................................................      13
   4.13           Title to Assets ............................................      13
   4.14           Leases and Contracts .......................................      14
   4.15           Environmental Matters ......................................      15
   4.16           Miscellaneous Representations Relating to Real Estate ......      18
   4.17           Conditions of Assets .......................................      18
   4.18           Capital Expenditure and Construction .......................      19
   4.19           Future Construction ........................................      19
   4.20           Litigation .................................................      19
   4.21           Seller's Employees .........................................      19
   4.22           Labor Relations ............................................      20
   4.23           Insurance ..................................................      20
   4.24           Broker's or Finder's Fee ...................................      21


   4.25           Medical Staff ..............................................      21
   4.26           Conflicts of Interest ......................................      21
   4.27           Hill-Burton Liens ..........................................      21
   4.28           Experimental Procedures ....................................      21
   4.29           Intellectual Property; Computer Software ...................      21
   4.30           Inventories ................................................      21
   4.31           Motor Vehicles .............................................      22
   4.32           Employee Benefit Plans .....................................      22
   4.33           Compliance with Laws .......................................      23
   4.34           No Omissions or Misstatements ..............................      23

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER ...........................      24
   5.1            Organization, Qualification and Authority ..................      24
   5.2            Absence of Default .........................................      24
   5.3            Organization, Qualification and Authority ..................      25
   5.4            Absence of Default .........................................      25

ARTICLE VI. COVENANTS OF PARTIES .............................................      25
   6.1            Preservation of Business and Assets ........................      25
   6.2            Absence of Material Change .................................      26
   6.3            Access to Books and Records ................................      26
   6.5            Risk of Loss ...............................................      27
   6.6            Condemnation ...............................................      28
   6.7            Good Faith .................................................      28
   6.8            Preserve Accuracy of Representations and Warranties ........      29
   6.9            Maintain Books and Accounting Practices ....................      29
   6.10           Indebtedness; Liens ........................................      29
   6.11           Compliance with Laws and Regulatory Consents ...............      29
   6.12           No Sale, Merger or Consolidation ...........................      30
   6.13           Maintain Insurance Coverage ................................      30
   6.14           Medicare and Medicaid Reporting ............................      30
   6.15           Current Return Filing ......................................      30
   6.16           Performance ................................................      31
   6.17           WARN Act ...................................................      31
   6.18           [Deleted] ..................................................      31
   6.19           Power to Endorse Checks ....................................      31
   6.20           Phase I Environmental Assessment; Additional Environmental
                  Inspections ................................................      31
   6.21           Foundation .................................................      31
   6.22           Covenant of Net Worth ......................................      32
   6.23           Plan of Integration ........................................      32
   6.24           Education Affiliations .....................................      32
   6.25           Replacement Facility .......................................      32
   6.26           Performance Bond ...........................................      34
   6.27           Acute Care Services; Emergency Room and Obstetrical Services      34

   6.28           Seller's Employees .........................................      35
   6.29           Parent Guaranty ............................................      35

ARTICLE VII. TITLE AND SURVEY ................................................      35
   7.1            Title Report and Policy ....................................      35
   7.2            Survey .....................................................      35
   7.3            U.C.C. Searches ............................................      36
   7.4            Defects and Cure ...........................................      36

ARTICLE VIII. CLOSING ........................................................      36
   8.1            Closing ....................................................      36
   8.2            Termination ................................................      37

ARTICLE IX. SELLER'S CONDITIONS TO CLOSE .....................................      37
   9.1            Representations and Warranties True at Closing; Compliance
                  with Agreement .............................................      37
   9.2            Regulatory Approvals .......................................      38
   9.3            No Action/Proceeding .......................................      38
   9.4            Compliance with Article XII ................................      38
   9.5            Approval by Counsel ........................................      38
   9.6            Order Prohibiting Transaction ..............................      38
   9.7            Completion of Exhibits .....................................      38
   9.8            Right of First Refusal Agreement ...........................      38
   9.9            [Deleted] ..................................................      38
   9.10           Attorney General Approval ..................................      39

ARTICLE X. BUYER'S CONDITIONS TO CLOSE .......................................      39
  10.1            Representations and Warranties True at Closing; Compliance
                  with Agreement .............................................      39
  10.2            No Loss, Damage or Destruction .............................      39
  10.3            No Material Adverse Change .................................      39
  10.4            Regulatory Approvals .......................................      39
  10.5            No Action/Proceeding .......................................      39
  10.6            Compliance with Articles VII and XI ........................      39
  10.7            Approval by Counsel ........................................      40
  10.8            Order Prohibiting Transaction ..............................      40
  10.9            [Deleted] ..................................................      40
  10.10           Tail Insurance .............................................      40
  10.11           Completion of Exhibits .....................................      40
  10.12           Attorney General Approval ..................................      40

ARTICLE XI. OBLIGATIONS OF SELLER AT CLOSING .................................      40
  11.1            Documents Relating to Title ................................      40
  11.2            Possession .................................................      41
  11.3            Opinion of Seller's Counsel ................................      41

  11.4            Good Standing and Resolutions ..............................      41
  11.5            Closing Certificate ........................................      41
  11.6            Third Party Consents .......................................      41
  11.7            Taxes and Other Payments ...................................      42
  11.8            Releases and Other Matters .................................      42
  11.9            Notice to Third-Party Payors ...............................      42
  11.10           Additionally Requested Documents; Post Closing Assistance ..      42

ARTICLE XII.   OBLIGATIONS OF BUYER AT CLOSING ...............................      42
  12.1            Purchase Price and Prepaid Rent ............................      42
  12.2            Corporate Good Standing and Certified Board Resolutions ....      42
  12.3            Opinion of Buyer's Counsel .................................      42
  12.4            Assumption of Liabilities ..................................      43
  12.5            Closing Certificate ........................................      43
  12.6            Right of First Refusal Agreement ...........................      43

ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION ....................      43
  13.1            Survival ...................................................      43
  13.2            Indemnification by Seller ..................................      43
  13.3            Indemnification by Buyer ...................................      44
  13.4            Procedure for Indemnification ..............................      45
  13.5            Assignment by Buyer ........................................      46

ARTICLE XIV.   PRESERVATION OF BUSINESS AND NONCOMPETE
                 RESTRICTIONS ................................................      47
  14.1            Covenant Not to Compete ....................................      47
  14.2            Enforceability .............................................      47

ARTICLE XV.    MISCELLANEOUS .................................................      48
  15.1            Assignment .................................................      48
  15.2            Other Expenses .............................................      48
  15.3            Notices ....................................................      48
  15.4            Controlling Law ............................................      49
  15.5            Headings ...................................................      49
  15.6            Benefit ....................................................      49
  15.7            Partial Invalidity .........................................      49
  15.8            Waiver .....................................................      50
  15.9            Counterparts ...............................................      50
  15.10           Interpretation; Knowledge ..................................      50
  15.11           Entire Agreement ...........................................      50
  15.12           Legal Fees and Costs .......................................      50
  15.13           Exclusivity ................................................      50
  15.14           Completion of Exhibits .....................................      51

                                  EXHIBIT INDEX

Exhibit No.           Exhibit Matter
-----------           --------------
1.1(2)                Equipment and Furnishings
1.2                   Form of Lease
1.2(2)                Excluded Assets
3.5                   Purchase Price Allocation
4.1                   Seller's Ownership in Other Entities
4.2                   Absence of Default; Consents
4.3                   Financial Statements
4.4                   Operations since December 31, 1997
4.5                   Tax Payment Delinquencies
4.6                   Employment Matters
4.7                   Licenses and Permits
4.9                   Program Agreements and related matters
4.10                  Peer Review Memorandum of Understanding
4.11                  Exceptions to Zoning, Land Use and Other Laws
4.13(2)               Permitted Exceptions
4.13(3)               Transferred Assets
4.13(4)               Trade names and Fictitious Names
4.13(5)               Addresses for Accounts Receivable
4.14                  Leases and Contracts
4.14(1)               Assumed Contracts
4.15                  Hazardous Materials
4.17                  Condition of Assets
4.19                  Future Construction
4.20                  Litigation
4.21(a)               Employees, Fringe Benefits and Personnel Policies
4.21(b)               Terminated Employees
4.23                  Insurance
4.26                  Conflicts of Interest
4.29                  Intellectual Property
4.32(1)               Employee Benefit Plans
4.32(2)               Employee Benefit Plans - Prohibited Transactions
4.32(3)               Employee Benefit Plans - Noncompliance
4.32(4)               Employee Benefit Plan Obligations being assumed by Buyer
9.8                   Form of Right of First Refusal Agreement
11.6(3)               Estoppel and attornment letters from tenants
11.9                  Form of Notice to Third Party Payors

                                    GLOSSARY

Section                    Defined Term
-------                    ------------
13.1                  Absolute Covenants
3.4                   Accountants
15.13(2)              Acquisition Transaction
4.15(2)               Affiliates
Page 1                Agreement
1.2(1)                Assets
4.14(1)               Assumed Contracts
1.3                   Assumed Liabilities
4.3(1)                Audited Financial Statements
1.4(1)                Bonds
Page 1                Buyer
13.2(1)               Buyer Indemnified Parties
4.15(1)               CERCLA
13.4(1)               Claim
8.1                   Closing
8.1                   Closing Date
3.1                   Closing Net Working Capital
1.4(7)                Code
7.1                   Commitment
6.25(2)               CON
6.25(4)               CON Period
1.4(7)                continuation coverage
1.2(2)                Cornerstone Building
7.4                   Defects
6.25(2)               Department
4.32(1)               Employee Plan
4.32(1)               ERISA
1.2(2)                Excluded Assets
1.4                   Excluded Liabilities
3.4                   Final Closing Statement
4.3(1)                Financial Statements
6.27                  Force Majeure
6.21                  Foundation
4.15(1)               Hazardous Substances
Recital A             Hospital
4.14(1)               Immaterial Contracts
13.2(3)               Indemnification Threshold
13.4(1)               Indemnitee
13.4(1)               Indemnitor
13.2(3)               Individual Claim Threshold
4.29                  Intellectual Property

1.1(1)                Inventory
4.24                  IRG
Page 1                Seller
1.2(1)                Lease
1.2(1)                Leased Property
4.14(1)               Leases and Contracts
15.1                  Lenders
4.7                   Licenses and Permits
1.4(1)                Loans
13.2(1)               Loss
6.5                   Material Casualty
6.22                  Minimum TNW
3.1                   Net Working Capital
14.1                  Noncompete Area
14.1                  Noncompete Period
13.4(1)               Notice
Page 1                Parent
4.21                  part-time employee
4.13(2)               Permitted Exceptions
1.4(7)                PHSA
6.27                  Physician/Staffing Shortage
15.13(2)              Potential Acquiror
3.4                   Preliminary Closing Statement
1.1(2)                Prepaid Expenses
3.2                   Prepaid Rent
4.9(1)                Program Agreements
4.9(1)                Programs
3.1                   Purchase Price
1.1                   Purchased Assets
13.2                  Rate
4.15(1)               RCRA
1.2(1)                Real Estate
1.1(6)                Receivables
6.25                  Replacement Facility
Page 1                Seller
7.2                   Survey
6.22                  Tangible Net Worth
7.4                   Title Evidence
7.1                   Title Policy
7.3                   U.C.C. Searches
4.3(1)                Unaudited Financial Statements
4.21                  WARN

                         AGREEMENT TO LEASE AND PURCHASE


         THIS AGREEMENT TO LEASE AND PURCHASE (the "AGREEMENT") is made as of October 29, 1998, by and between LUCIUS O. CROSBY MEMORIAL HOSPITAL, a Mississippi nonprofit corporation ("SELLER"), and NAHC OF MISSISSIPPI, INC., a Tennessee corporation ("BUYER"), and NEW AMERICAN HEALTHCARE CORPORATION, a Delaware corporation ("PARENT").

                                R E C I T A L S:

         A. Seller owns and operates Lucius O. Crosby Memorial Hospital, located on approximately 4.61 acres of land at 801 Goodyear Boulevard, Picayune, Mississippi, and including a hospital comprised of 85 licensed acute care beds, 10 geriatric psychiatric beds and other related businesses and programs (the "HOSPITAL"); and

         B. Except for the Excluded Assets described in Section 1.2, Seller desires to lease to Buyer certain assets and sell and transfer to Buyer certain other assets related to the Hospital, and Buyer or its designee desires to lease or purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions contained in this Agreement, the undersigned agree as follows:

                       ARTICLE I. LEASE, PURCHASE AND SALE

         1.1 Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer and Buyer shall purchase from Seller all right, title and interest in all of the following assets of Seller (collectively, the "PURCHASED ASSETS"):

                  (1) All inventory of goods and supplies useable and/or maintained in connection with or located in the Hospital, including, but not limited to, food, cleaning materials, disposables, consumables, office supplies, drugs and medical supplies (collectively, the "INVENTORY");

                  (2) Except as set forth in Exhibit 1.1(2), all prepaid assets useable by Buyer, as determined by Buyer in Buyer's reasonable discretion (the "PREPAID EXPENSES");

                  (3) To the extent assignable by Seller, all warranties (express or implied) and rights and claims assertable by Seller related to the operation of the Hospital and the Assets (as defined in Section 1.2(1));

                  (4) Except as set forth in Exhibit 1.1(4), all Seller's contract and leasehold rights and interests pursuant to Leases and Contracts (as defined in Section 4.14) constituting the Assumed Liabilities (as defined in
Section 1.3);

                  (5) All insurance proceeds (including applicable deductibles, co-payments or self insured requirements) arising in connection with damage to the Assets prior to Closing (as defined in Section 8.1), to the extent not expended for the repair and restoration of the Assets;

                  (6) All Seller's patient accounts, notes and other receivables, including those from third party payors, whether or not written off, and to the extent a receivable is not transferable, the right to receive from Seller the proceeds from such receivable (collectively, the "RECEIVABLES");

                  (7) All security or other deposits and prepayments made by tenants of Seller pursuant to leases or subleases included in the Assumed Liabilities;

                  (8) All of Seller's membership, partnership and equity interests in the entities which ownership is more completely described in
Exhibit 4.1 to the extent that the transfer of such interests is not restricted, or if such restrictions exist, then to the extent that Seller is able to obtain, with reasonable effort, the necessary consents, amendments or waivers in regard to such restrictions;

                  (9) All of Seller's rights of first refusal, option to purchase equity interests or any other options, to the extent that the transfer of such rights is not restricted, or if such restrictions exist, then to the extent that Seller is able to obtain, with reasonable effort, the necessary consents, amendments or waivers in regard to such rights;

                  (10) All of Seller's equipment, vehicles, machinery, furnishings, furniture, trade fixtures and other items of tangible personal property, of every kind and description, and all components thereof, used in connection with the Hospital, including without limitation those items described on Exhibit 1.1(10) attached hereto, and including without limitation data processing hardware and software; and

                  (11) to the extent permitted by law, all permits, approvals, certificates of need and other intangible property or any interest therein now or hereafter owned or held by Seller in connection with the Hospital and necessary for the operation of the Hospital, including all trade names, trademarks, service marks and logos related to the Hospital or any part thereof, specifically including the name "Crosby Memorial Hospital" and any derivatives thereof and all other trade names and trademarks used in connection with the services provided by the Hospital.

                  (12) all financial, patient, medical staff and personnel records (including, without limitation, all accounts receivable records, equipment records, medical/ administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records) with Seller being furnished copies or originals, if needed, of any of such records as it may reasonably request.

         1.2      Leased Property and Excluded Assets.

                  (1) At the Closing, Buyer shall lease the following property from Seller pursuant to the terms of a Lease Agreement to be dated as of the Closing Date (as defined in Section 8.1) between Buyer and Seller in the form attached hereto as Exhibit 1.2 (the "LEASE"):

                           (a)      The Land, the Leased Improvements, the
Facilities (including the Hospital building), the Easements and Related Rights, and the Fixtures (all as defined in Section 1.1 of the Lease and collectively referred to herein as the "REAL ESTATE");

                           (b)      The Plans and Studies (as defined in Section
1.1(h) of the Lease); and

                           (c)      All other assets related to or used in
connection with the operation of the Hospital, other than the Purchased Assets and the Excluded Assets.

                  The Real Estate, the Plans and Studies, and any items referred to in Section 1.2(1)(c) above are collectively referred to herein as the "LEASED PROPERTY." The Leased Property and the Purchased Assets are collectively referred to herein as the "ASSETS."

                  (2) Seller is neither selling nor leasing to Buyer, and Buyer is neither purchasing, leasing from Seller, nor assuming obligations with respect to, the following (collectively, the "EXCLUDED ASSETS"):

                           (a)      All of Seller's cost reports,
correspondence, work papers and other documents relating to accounts receivables under the Medicare and Medicaid programs (provided, that Buyer shall have reasonable access to such documents) and all rights to appeal any Medicare or Medicaid determination relating to the cost reports;

                           (b)      Seller's corporate, fiscal or tax records
that Seller is required by law to retain in its possession;

                           (c)      Any gifts, devises, bequests or donations
made to Seller but not received by Seller prior to Closing;

                           (d)      Any other assets of Seller not related to
the Hospital;

                           (e)      Seller's cash and cash equivalents;

                           (f)      That certain building known as the
"Cornerstone Sports Complex" located at 101 Kirkwood Street, Picayune, Mississippi, together with all assets of any kind related to the fitness center contained therein (collectively, the "CORNERSTONE BUILDING");

                           (g)      Any assets related to the Employee Plans (as
defined in Section 4.32); and

                           (h)      Those items listed on Exhibit 1.2(2).

         All tangible Excluded Assets shall be removed from the Assets by Seller prior to Closing without damage or replacement to the Assets.

         1.3 Assumed Contracts, Leases and Liabilities. At Closing, Buyer will assume and agree to pay or perform, as the case may be, all of the following (collectively, the "ASSUMED LIABILITIES"):

                  (1) All obligations accruing after Closing with respect to those Leases and Contracts which are described on Exhibit 4.14.

                  (2) All accrued paid days off and sick days together with all related taxes, with respect to Seller's employees who become employees of Buyer, which time accrued prior to Closing; provided, however, that Buyer shall assume the same only to the extent that Buyer has received a credit therefor under Section 3.1.

                  (3) Current liabilities of Seller, to the extent identified on the Final Closing Statement but only to the extent included in the calculation of Net Working Capital.

         1.4 Excluded Liabilities. Seller shall remain responsible for all liabilities and obligations not expressly assumed by Buyer (collectively, the "EXCLUDED LIABILITIES"), including but not limited to the following:

                  (1) All obligations pursuant to or related to any bonds ("BONDS") or long term debt obligations ("LOANS"), including any obligations or liabilities with respect to any bonds heretofore defeased or otherwise attempted to be defeased or satisfied pursuant to a refunding, restructuring or refinancing of said bonds;

                  (2) All amounts payable under the Medicare and Medicaid Programs applicable to cost reports filed for services rendered through the Closing, including any amount payable if any gain related to this transaction is deemed to have occurred;

                  (3) Obligations or liabilities to any donor with respect to any and all gifts, devises, bequests or donations in any way related to the Hospital or the Assets;

                  (4) Liabilities, indebtedness, commitments or obligations and responsibilities of any kind whatsoever (other than the Assumed Liabilities) of Seller arising from operations of the Hospital (including malpractice claims or suits and scheduled or unscheduled liabilities of any kind whatsoever) relating to the time through Closing, or from the operations or existence of any trust or foundation;

                  (5) Liabilities or obligations with respect to the ownership or operation of the Excluded Assets and any assets owned or operated by Seller other than the Assets;

                  (6) Any liabilities or obligations with respect to any Employee Plans (as defined in Section 4.32) and any contribution, settlor or fiduciary liability therefor, excluding obligations assumed under Section 1.3(2);

                  (7) All liabilities and commitments relating to the time periods through Closing for all of the following: any and all investment tax credit recapture; all impositions of income tax and other taxes; Hill-Burton liabilities, violation or liabilities under environmental laws; except pursuant to Section 1.3(2), all employee (and former employee) wages, salaries and benefits including any and all liabilities with respect to medical benefits for active and retired employees, and all obligations to give notice of and to provide continuation health care coverage for employees, retirees, former employees, and their dependents or any qualified beneficiary of such employees or retirees in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Public Health Service Act, as amended (the "PHSA"), or any applicable state law requiring continuing health coverage (hereinafter referred to as "CONTINUATION COVERAGE"), including, without limitation, all liabilities, taxes, sanctions, interest and penalties imposed upon, incurred by or assessed against Buyer or any affiliated entity within a controlled group relationship with Buyer (as determined under Section 414 of the Internal Revenue Code of 1986, as amended) (the "CODE"), and any of their employees, arising by reason of or relating to any failure to provide the continuation coverage; and

                  (8) Amounts owed by Seller to any third party payors, including Medicare and Medicaid, for the periods through Closing as a result of any settlement process used by such third party payors, including cost reports filed or to be filed.

         1.5 Additional Real Estate. Seller acknowledges and agrees that it is its intent to lease to Buyer all real estate used in, usable with or related to the operation of the Hospital that is owned or leased by Seller, except for the Excluded Assets. If at any time before or after Closing, any tract or parcel of real estate (or improvements and fixtures thereon or any easement, appurtenances or rights related thereto), whether owned or leased, is (1) misidentified, incorrectly described or identified as being owned or leased by a particular entity, or (2) inadvertently not included in the Lease and such errors are discovered subsequent to execution of this Agreement, the parties agree that the Lease shall be amended by mutual agreement to correct such errors.

                         ARTICLE II. ACCOUNTS RECEIVABLE

         2.1 Seller's Accounts Receivable. Buyer is purchasing all of Seller's accounts receivable, including patient accounts receivable, long-term patient accounts receivable, income guarantee advances, amounts receivable from third party payor programs (governmental or commercial), notes, other receivables, whether or not written off. After the Closing, Seller shall remit to Buyer any payments received by Seller with respect to the accounts receivable sold to Buyer. Any funds so collected will be remitted to Buyer within fifteen
(15) days following receipt of such payments.

                      ARTICLE III. PURCHASE PRICE AND RENT

         3.1 Purchase Price. Subject to the terms and conditions hereof, the purchase price (the "PURCHASE PRICE") will be payable by Buyer to Seller for the Purchased Assets as provided in Section 8.1 hereof and shall be an amount equal to the Closing Net Working Capital. The term "CLOSING NET WORKING CAPITAL" shall mean the Net Working Capital calculated as of Closing. The term "NET WORKING CAPITAL" shall mean the book value at Closing of the following asset accounts less the value of the following liability accounts as those terms are used in the Financial Statements (as defined in Section 4.3), all recorded and valued in accordance with generally accepted accounting principles, consistently applied: Current Assets (excluding cash, cash equivalents and any other Excluded Assets) less Current Liabilities (excluding retirement and health plans and any other Excluded Liabilities, but including a credit to Buyer for sick pay and related taxes which are not accrued and reflected on the Financial Statements) and the short term and long term portions of capital leases and notes payable to the extent assumed. Buyer and Seller will work together to agree on the amount of the Purchase Price by making a good faith estimate at Closing and to agree as to the final amount within one hundred twenty (120) days after Closing as set forth in Section 3.4 hereof. As additional consideration, Buyer shall make a contribution to the Foundation pursuant to the terms of Section 6.21 below.

         3.2 Prepaid Rent. At Closing, Buyer agrees to pay to Seller the amount of Fifteen Million and No/100 Dollars ($15,000,000.00) as prepayment in full of all rent due under the Lease for the entire term of the Lease (the "PREPAID RENT").

         3.3 Taxes and Assessments; Prorations; Adjustments. Seller shall pay or credit against the Purchase Price the amount of all delinquent real estate and personal property taxes, including penalties and interest, and all special assessments that are a lien as of the day of Closing, both current and reassessed. Seller shall also credit on the Purchase Price all unpaid real estate and personal property taxes and assessments not yet due for the years prior to the Closing and a portion of such taxes for the year of Closing prorated through the date of Closing not already included in the calculation of Net Working Capital. The proration of the undetermined taxes and assessments shall be based upon a 365-day year and on the most recently available tax rate and valuation. It is the intention of the parties in making the tax proration to allow Buyer a credit as close in amount as possible to the amount which Buyer will be required to pay, giving effect to applicable exemptions, discounts, recently voted millage, changes in valuation or other similar matters which may have an effect on the amount of the real estate and personal property taxes, whether or not they have been certified. Notwithstanding the foregoing, Buyer shall not receive a credit for any taxes or assessments which would not be payable but for the transaction contemplated by this Agreement.

         To the extent not included in the calculation of Net Working Capital, Seller shall prorate rentals received from tenants and subtenants with respect to leased facilities covering the period from and after Closing, none of which may be applied by Seller to delinquent rents by credit against the Purchase Price. Rents collected by Seller for the month in which Closing occurs shall be prorated to the Closing. Rents collected by Buyer after Closing shall be attributed to current rent first and then to delinquent rent in reverse chronological order. Any deposits (including any capital occupancy fee or occupancy deposit) from tenants or the like, which are refundable shall be a credit towards any purchase price and the obligation to refund the same shall be an assumed obligation of Buyer and entitle Buyer to a credit.

         Utilities and payments under Assumed Contracts, as defined in Section 4.14(1), shall be prorated at Closing.

         3.4 Closing Statements. The adjustments specified in Section 3.1 shall be estimated by the parties hereto in good faith at the Closing based on the most current interim financial statements with provisional adjustments as shall be mutually agreed at Closing and shall be called the "PRELIMINARY CLOSING STATEMENT." No later than one hundred twenty (120) days after the Closing, Seller shall provide to Buyer a balance sheet as of the Closing Date (the "FINAL CLOSING STATEMENT") reflecting the items listed above determined in accordance with generally accepted accounting principles on an accrual basis applied consistently with prior periods. Adjustments made after the Closing based on the Final Closing Statement shall be payable in cash, on or before the fifteenth day following the day the Final Closing Statement is agreed upon, with interest on any adjustments at the Rate (as defined in Section 13.2) commencing at Closing. If Buyer disagrees with the computations of the Final Closing Statement, Buyer shall notify Seller in writing within one hundred fifty (150) days after the Closing. If Seller and Buyer fail to agree within thirty (30) days of such notice by Buyer, they shall appoint Arthur Andersen, New Orleans, Louisiana (the "ACCOUNTANTS"), to make such determination which determination shall be final and binding on the parties hereto for the purpose of this Agreement, and Buyer and Seller shall each pay one-half the cost of the Accountants.

         3.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.5, to be determined by mutual agreement of Seller and Buyer before the Closing. The parties agree that this allocation will be used by them for all purposes including tax, reimbursement and other purposes. Each party hereto agrees that it will report the transaction in accordance with such allocation, including under

Section 1060 of the Code, and that it will not take a position inconsistent with such allocation except with the written consent of the other party hereto.

              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

         As inducements to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct on the date hereof and on Closing, as if then restated, as follows:

         4.1 Organization, Qualification and Authority. Seller is a nonprofit corporation duly organized and validly existing under the laws of the State of Mississippi. Seller has full power and authority to (i) own, lease and operate its facilities and assets as presently owned, leased and operated, (ii) carry on its business as it is now being conducted, and (iii) execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part thereof without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency (other than the notification required to be made to the Mississippi Department of Health). Seller is qualified to conduct business in each state in which its operations make it necessary to be so qualified. No person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any equity interest, voting interest or financial interest or other security of Seller. Except as set forth in Exhibit 4.1, Seller, directly or indirectly, owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise and Seller has no commitments to purchase any such interests. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller or any other person or entity is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         4.2      Absence of Default. Upon receipt of the consents specified in
Exhibit 4.2, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the

Assets pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the organizational documents of Seller; (b) any contract, lease, purchase order, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller is a party or by which Seller or the Assets are bound (except for such consent requirements with respect to the Assumed Contracts as are identified in Exhibit 4.14(1)); (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or the Assets are subject that would have a material adverse effect on Buyer or the Assets.

         4.3      Financial Statements.

                  (1) Attached as Exhibit 4.3 are true and correct copies of the audited Financial Statements of Seller for the fiscal years ended December 31, 1995, 1996 and 1997 (the "AUDITED FINANCIAL STATEMENTS"), along with the interim unaudited financial statements of Seller for the eight (8) month period ending August 31, 1998 (collectively, the "UNAUDITED FINANCIAL STATEMENTS," which together with the Audited Financial Statements and the financial statements described in Section 4.3(2) shall be the "FINANCIAL STATEMENTS"). The Audited Financial Statements present fairly, in all material respects, the financial position of Seller, and the results of its operations and its cash flows for the periods specified. The Financial Statements have been prepared in conformity with generally accepted accounting principles (except for the absence of footnotes and normal recurring year-end adjustments to the Unaudited Financial Statements and any interim unaudited financial statements provided pursuant to Section 4.3(2) below), applied consistently for the periods involved. The Financial Statements are in accordance with the books and records of Seller. Except as set forth in the Financial Statements, or as otherwise specified on Exhibit 4.3, Seller has no known contingent liabilities or obligations except where such has and with reasonable foreseeability, will have only a nonmaterial impact on Seller and the Assets.

                  (2) Seller shall cause to be prepared interim unaudited monthly financial statements for each month after the most recent delivered Unaudited Financial Statements, which shall be delivered to Buyer within two (2) business days after they are created (but the delivery shall be no later than twenty (20) days after the end of the month which the Unaudited Financial Statements relates to), and after delivery shall be deemed a part of the Unaudited Financial Statements.

         4.4      Operations Since December 31, 1997. Except as set forth on
Exhibit 4.4 since December 31, 1997, Seller has conducted its business only in the ordinary course and there have been no:

                  (1) material adverse changes in the condition, financial or otherwise, of the Assets, the business or prospects of, or in the results of operations of the Hospital or Seller;

                  (2) terminations of any contract, lease or other agreement to which Seller is a party (other than an "Immaterial Contract" as defined in Section 4.14) except by Seller, or damage or destruction to the Assets whether or not covered by insurance;

                  (3) sales, leases, transfers or other dispositions by Seller of any of the Assets, mortgages or pledges of or the imposition of any liens, charges or encumbrances in excess of, in the aggregate Five Thousand and No/100 Dollars ($5,000.00) on any of the Assets or removal of any of the Assets from the Real Estate, other than those made in the ordinary course of business;

                  (4) increases in the compensation payable by Seller to any employees, directors, managers, governors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such persons, other than those made in the ordinary course;

                  (5) changes in the composition of the medical staff of the Hospital, other than normal turnover occurring in the ordinary course of business;

                  (6) changes in the rates charged by the Hospital for its services, other than those made in the ordinary course of business;

                  (7) any dividends, distributions or extraordinary payments by Seller;

                  (8) capital expenditures, additions or betterments to the Hospital in excess of, in the aggregate Twenty-Five Thousand and No/100 Dollars ($25,000.00);

                  (9) discharges or satisfactions of, or unscheduled payments against, any lien, charge or encumbrance, other than current liabilities shown on the Financial Statements or incurred since December 31, 1997, and paid consistent with past practice;

                  (10) Adjustments or write-offs of Receivables or reductions in reserves for Receivables outside of the ordinary course of business;

                  (11) Changes in the accounting methods or practice employed by Seller or change in depreciation or amortization policies;

                  (12) Issuance or sales by Seller, or contracts or other commitments entered into by Seller, for the issuance or sales of any ownership interest in or securities convertible into or exchangeable for any ownership interest in Seller;

                  (13) Mergers, consolidations or similar transactions; or solicitations therefor;

                  (14) State or local statutes, rules, regulations, orders or cases adopted, promulgated or decided which, to the best knowledge of Seller, materially adversely affect the Assets or the ability of Buyer to perform its obligations hereunder; or

                  (15) Strikes, work stoppages or other labor disputes adversely affecting the Hospital.

         4.5 Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, license fees and taxes, deposits and fees for waste disposal, pharmaceutical, nursing facilities, and taxes on disproportionate share hospitals imposed by the United States, by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or any foreign country, or by any other taxing authority, which are due or payable by Seller and all predecessors and affiliates of Seller and all interests and penalties thereon, whether disputed or not, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed except where such has and with reasonable foreseeability, will have only a nonmaterial impact on Seller and the Assets. All deposits required to be made by Seller and all predecessors and affiliates of Seller with respect to employees' withholding taxes have been duly made. Except as set forth in Exhibit 4.5, Seller has not been delinquent in the payment of any tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis therefor.

         4.6 Employment. Except as disclosed in Exhibit 4.6 hereto, to the best of Seller's knowledge, no person or party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding, against Seller (or any officer, director, employee, agent of Seller), arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, or the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990). None of such claims shall result in any liability to or obligation of Buyer, or lien or encumbrance against the Assets except where such liability, obligation, lien or encumbrance will have a nonmaterial impact against the Assets.

         4.7 Licenses and Permits. Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, "LICENSES AND PERMITS") necessary for Seller to occupy, operate and conduct its business, except where the failure to have such License or Permit could not result in a material adverse effect on the business or prospects of Hospital or Buyer, all of which are listed on
Exhibit 4.7. There is no material default under any of such Licenses and Permits. True and correct copies of these Licenses and Permits have previously been provided to

Buyer. The most recent licensure surveys and deficiency reports related to each of these items has also been included in Exhibit 4.7. Seller is and at the Closing Date will have duly registered eighty-five (85) acute care beds and ten
(10) geriatric psychiatric beds with the Mississippi Department of Health as a general, acute care hospital. Except as described in Exhibit 4.7, no notices have been received by Seller with respect to complaints lodged with any regulatory authority or agency or with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any of the Licenses and Permits nor are there any grounds for revocation, suspension or limitation.

         4.8 Accreditations. Seller is not accredited by the Joint Commission on Accreditation of Healthcare Organizations.

         4.9      Medicare, Medicaid, and Other Third-Party Payors.

                  (1) The Hospital is duly certified to participate, and does participate in the Medicare Program and the Medicaid Programs in the State of Mississippi (the "PROGRAMS") under valid Medicare and Medicaid contracts (the "PROGRAM AGREEMENTS"). The Hospital is in compliance with all of the terms, conditions and provisions of the Program Agreements, as well as state and federal laws related thereto, except where such noncompliance in the aggregate has and, with reasonable foreseeability will have only a nonmaterial impact on the business or prospects of the Hospital or Buyer.

                  (2) No written notice of any offsets against future reimbursement has been received by Seller nor is the Seller aware of any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open cost reports with respect to the Programs except as set forth in Exhibit 4.9. To the Seller's knowledge, the Hospital has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor has it received notice of pending, threatened or possible decertification or other loss of participation in, any of the Programs, except as set forth in Exhibit 4.9.

                  (3) The Hospital currently has contractual arrangements with Blue Cross and other third party payors. Copies of all existing Blue Cross contracts are included in Exhibit 4.9. The Hospital is in compliance with all of the terms, conditions and provisions of such contract(s), except where such noncompliance in the aggregate, has and with reasonable foreseeability will have only a nonmaterial impact on Seller and Buyer.

                  (4) Seller has previously furnished Buyer the Medicare and Medicaid cost reports of Seller for the years of 1996 and 1997. The cost reports are complete and accurate for the periods indicated. All liabilities and contractual adjustments of the Hospital under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements.

                  (5) Seller has received no written notice of any violation of federal or state fraud and abuse or self-referral laws, nor is Seller aware of any such violations in connection with the operation of its business.

         4.10 Peer Review. The Hospital has entered into one or more valid memorandums of understanding with the Hospital's peer review organizations. A copy of each memorandum of understanding is attached as Exhibit 4.10.

         4.11 Compliance with Zoning, Land Use and Other Laws. Except as disclosed in Exhibit 4.11 hereto, the Hospital has received no written notice of any, and to the best of

Seller's knowledge, there exists no, violation of any zoning, land use, public health, building code or other similar laws, ordinances and regulations applicable thereto (other than violations which in the aggregate have, and with reasonable foreseeability, will only have a nonmaterial impact on Seller) and there does not exist any variances, conditional use permits, waivers or exemptions relating to the Real Estate with respect to such matters. Final, permanent and unconditional certificates of occupancy and/or use have been duly issued by the applicable governmental authority having jurisdiction for all buildings located on the Real Estate.

         4.12 Easements. To the best of Seller's knowledge, the Hospital has all easements and rights necessary to continue operation of the business of the Hospital as currently conducted.

         4.13     Title to Assets.

                  (1) Seller is the only record, legal and beneficial owner of and has, and at Closing will have, good, marketable and insurable fee simple or leasehold, as the case may be, title to all the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, adverse claims and other encumbrances, except for the Permitted Exceptions (as defined below).

                  (2) The Real Estate is described in the Lease and includes all real estate owned or leased by Seller set forth on the Financial Statements and used in connection with the Hospital. Seller is the sole and exclusive record, legal and equitable owner of all right, title and interest in and has good, indefeasible and insurable title in fee simple or leasehold, as the case may be, to, and at Closing will be in possession of, all the Real Estate including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances, whether or not the same render the title to such Real Estate uninsurable or unmarketable, except for the "PERMITTED EXCEPTIONS," as defined below.

                  (3) The Seller has not sold, exchanged or transferred any assets with a value of Fifty Thousand and No/100 Dollars ($50,000.00) or more outside the ordinary course of business which were used by the Hospital within the last five years, except as listed on Exhibit 4.13(3).

                  (4) The only names, trade names or fictitious names under which the business of the Hospital has been operated for the last five (5) years are listed on Exhibit 4.13(4). Seller has complied with all fictitious name filing statutes.

                  (5) Exhibit 4.13(5) lists all post office boxes and addresses where accounts receivable sold to Buyer are to be paid and all names under which payment is to be received. Seller hereby grants to Buyer the irrevocable power of attorney to execute and endorse any checks or receive any payments with respect to any accounts receivable which are sold to Buyer.

                  (6) For purposes of this Agreement, "Permitted Exceptions" shall mean those liens, encumbrances, security interests, assessments, easements, options, restrictions or other exceptions to or limitations on title to the Assets, whether real, personal or mixed.

         4.14     Leases and Contracts.

                  (1) Exhibit 4.14 hereto sets forth a complete and accurate list of all contracts, agreements, service contracts, management agreements, equipment leases, leases of space, and ground leases, leases, subleases, options and commitments, oral or written, and all assignments or amendments thereof, affecting or relating to any Asset or any interest therein, to which Seller is a party or by which Seller, the Hospital or the Assets are bound or affected (collectively, the "LEASES AND CONTRACTS"), except that "Immaterial Contracts" may be omitted from Exhibit 4.14. "IMMATERIAL CONTRACTS" shall mean contracts which no party thereto is a referral source (including physician) to Seller and no party thereto is a Payor to Seller, and are cancellable without penalty by Buyer as Seller's assignee upon no more than thirty (30) days' written notice. Buyer shall assume the Immaterial Contracts and those Leases and Contracts identified on Exhibit 4.14 as being assumed by Buyer (herein, the "ASSUMED CONTRACTS"). Exhibit 4.14 also indicates whether the assignment and assumption of such Assumed Contracts requires the consent of any third party. Seller will provide or cause to be provided to Buyer a copy of all written Leases and Contracts, and detailed summary of the provisions of all oral Leases and Contracts, prior to Closing. Except for Assumed Contracts, all Leases and Contracts and all other obligations relating to the Assets and the business of Seller shall be retained and paid or performed by Seller.

                  (2) Except as noted on Exhibit 4.14, none of the Leases and Contracts has been modified, amended, assigned or transferred, to the knowledge of Seller, except as noted on Exhibit 4.14, and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.

                  (3) To Seller's knowledge, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts, and Seller shall do no act nor omit to do any act which would cause such a default or breach. To Seller's knowledge, there are no counterclaims or offsets under any of the Leases and Contracts which are part of the Assumed Liabilities.

                  (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts other than the Permitted Exceptions.

                  (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

                  (6) Except as expressly identified on Exhibit 4.14, none of the Leases and Contracts is a capitalized lease within the meaning of generally accepted accounting principles.

                  (7) Except as specifically set forth on Exhibit 4.14, the assignment to Buyer of the Assumed Contracts will not default, alter or terminate any of the Assumed Contracts, and such assignment will confer all Seller's rights thereunder to Buyer, without resulting penalty, premium or variation.

                  (8) Except as set forth in Exhibit 4.14, Seller has no outstanding obligations to make any repairs or improvements or renovations under any leases of office space or other space included in the Leases and Contracts, including without limitation any obligations other than normal repairs and maintenance. There are no outstanding negotiations with any such lessees regarding any matter relating to the leased space. Except for those tenants in possession of the Real Estate under Leases and Contracts, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Estate as lessees, tenants at sufferance, trespassers or otherwise. No tenant is entitled to any rebate, concession or free rent, other than as set forth in the Lease or Contract with such tenant. No rents due under any of the Leases and Contracts have been assigned or hypothecated to, or encumbered by, any person.

                  (9) The performance after Closing of obligations under the Leases and Contracts will not violate any law, rule, regulation or judgment applicable to the business of the Hospital or to the subject matter of or parties to the Leases and Contracts, except where such violation will only have a nonmaterial impact on the business or prospects of the Hospital or Buyer.

         4.15     Environmental Matters.

                  (1) Hazardous Substances. As used in this Section, the term "HAZARDOUS SUBSTANCES" means any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials, and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as supplemented and amended or the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss.6901 et seq.; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601 et seq; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives.

                  (2)      Compliance with Laws and Regulations.

                           (a)      To the best of Seller's knowledge, all
operations or activities upon, or any use or occupancy of the Real Estate, or any portion thereof, by Seller or employee of Seller, or any tenant or subtenant of Seller of any part of the Real Estate, are and have been in all respects in compliance with all laws, regulations or orders relating to Hazardous Substances.

                           (b)      To the best of Seller's knowledge, Seller
has kept the Real Estate free of any lien imposed pursuant to any laws, regulations or orders relating to Hazardous Substances.

                           (c)      To the best of Seller's knowledge, except
for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a hospital and in compliance with all applicable federal, state and local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, and other applicable requirements of governmental authorities, Seller has not allowed the manufacture, use, generation, voluntary transmission, storage or presence of any Hazardous Substances over, in or upon the Real Estate. Seller has obtained all environmental permits necessary for the operation of a hospital and related activities, all such permits are in good standing and Seller is in compliance with all terms and conditions of its environmental permits except where such noncompliance in the aggregate, has and with reasonable foreseeability will have only a nonmaterial impact on Seller.

                           (d)      Seller has not received any communication
(written or oral) that alleges that Seller is not or was not in compliance with all applicable environmental laws (including CERCLA or any comparable state or local law). None of the Real Estate, nor any part thereof, nor Seller is subject to any pending or threatened investigation or inquiry by any governmental authority, or any remedial or removal obligations under any applicable rules, regulations or orders pertaining to health, safety or the environment.

                           (e)      To the best of Seller's knowledge, Seller
has not installed or permitted to be installed or have knowledge of friable asbestos or any substance containing asbestos or any other substance deemed hazardous by federal or state laws or regulations respecting such material in or on the Real Estate except as disclosed on Exhibit 4.15.

                           (f)      To the best of Seller's knowledge, except as
disclosed on Exhibit 4.15, Seller has not at any time engaged in, permitted or have knowledge of, nor to the best knowledge of Seller, has any tenant or subtenant engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of Hazardous Substances, at, on, in or about the Real Estate. To the best of Seller's knowledge, no portion of the Real Estate has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

                           (g)      To the best of Seller's knowledge, except as
disclosed on Exhibit 4.15, no work, repairs, remedy, construction or capital expenditures is required by any environmental or land use laws or regulations with respect to the Real Estate in order for the continued lawful use of the Real Estate as a hospital.

                           (h)      Except as disclosed on Exhibit 4.15, the
Real Estate is not currently nor has it ever been listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or any comparable state list and, to the best of Seller's knowledge, no off-site location at which Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list.

                           (i)      To the best of Seller's knowledge, except as
disclosed on Exhibit 4.15, no petroleum hydrocarbons have migrated on or below the surface of any portion of the Real Estate, and there are no underground storage tanks, or related pipes on any portion of the Real Estate. There has been no release of hydrocarbons or other Hazardous Substances from or rupture of such tank or line, including without limitation, any release from or in connection with the filling or emptying of such tank.

                           (j)      To the best of Seller's knowledge, the Real
Estate is free of dangerous levels of naturally-emitted radon.

                  (3) Seller shall promptly notify Buyer in writing of any order of which it is aware, receipt of any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action of which it is aware by any regulatory agency or their governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, or threats or threats of releases on or from any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any correspondence, notices, or legal pleadings in connection therewith. Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances, on, released from or emanating from any part of the Real Estate.

                  (4) Seller shall prior to Closing provide Buyer with a copy of all Phase I environmental audits or reports, and any other engineering reports or inspections which have been prepared by Seller or at the direction of Seller relating to the Real Estate within the last three (3) years .

         4.16     Miscellaneous Representations Relating to Real Estate.

                  (1) No part of the Real Estate is currently subject to condemnation proceedings, and no condemnation or taking is threatened or known by Seller to be contemplated. To the best of Seller's knowledge, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate.

                  (2) Seller has furnished to Buyer complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller within the last three (3) years relating to any of the Assets.

                  (3) Except for those obligations set forth in Exhibit 4.14, from and after the date hereof until Closing, Seller will not perform or permit any material grading or excavation, construction or removal of any improvement, or make any other material change or improvement upon or about the Real Estate without prior written consent of Buyer which may not unreasonably be withheld.

                  (4) All utilities serving the Hospital are, and shall be at Closing adequate to operate the Real Estate in the manner it is currently operated and all utility lines, pipes, hook-ups and wires serving the Hospital are located within the Real Estate or recorded easements for the benefit of the Real Estate, except as set forth in the Survey (as defined in Section 7.2). Any so-called tap fees, hook-up fees or other associated charges accrued to date have been fully paid with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Hospital. There are no encroachments upon the Real Estate or upon any dominant easement appurtenant thereto and no encroachment of any improvements to the Real Estate onto adjacent property, except as shown on the Survey (as defined in Section 7.2). None of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate, except as shown on the Survey.

                  (5) To the best of Seller's knowledge, no portion of the Real Estate constitutes wetlands and no portions of the Real Estate has been or is used as a cemetery, burial ground or other site for the internment, burial or location of the remains of any deceased person or persons.

         4.17 Conditions of Assets. Except as otherwise specifically set forth in this Agreement, the Assets will be conveyed or leased, as applicable, by Seller "AS IS," WITH NO WARRANTY OF HABITABILITY, USE OR FITNESS FOR HABITATION WITH RESPECT TO THE REAL ESTATE AND WITH NO WARRANTIES, INCLUDING THE WARRANT OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ALL OF THE OTHER ASSETS, and all of which warranties (both express and implied) Seller hereby disclaims, and further subject to normal wear and tear on the Assets. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied. To the extent that Buyer, as a result of its due diligence or otherwise, desires to make any capital improvements to the Assets, Buyer shall be solely responsible for such improvements.

         4.18     Capital Expenditure and Construction. Except as set forth on
Exhibit 4.18, Seller has no unfulfilled contracts for capital construction projects or construction in progress other than normal recurring maintenance and repairs.

         4.19 Future Construction. Except as described on Exhibit 4.19, Seller has entered into no agreements, including oral agreements or understandings regarding the development of future or pending construction of facilities in connection with the Hospital.

         4.20 Litigation. Except as set forth in Exhibit 4.20 hereto, Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, environmental protection, civil rights and public health and safety and occupational health). Except as set forth in Exhibit 4.20, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Seller, threatened, involving or related to Seller, the Hospital or the Assets, and Seller knows of no basis therefore.

         4.21 Seller's Employees. Exhibit 4.21(a) hereto sets forth: (a) a complete list of all of Seller's employees and rates of pay,(b) the employment dates and job titles of each such person, and (c) categorization of each such person as a full-time or part-time employee of Seller. True and correct copies of any and all employment contracts, fringe benefits and personnel policies have previously been provided to Buyer. For purposes of this paragraph, "PART-TIME EMPLOYEE" means an employee who is employed for an average of fewer than twenty
(20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102 et seq., and any similar state laws. Except as provided in Exhibit 4.21(a), Seller has no employment agreements and all such employees are employed on an "at will" basis. Exhibit 4.21(a) lists all ex-employees of Seller utilizing or eligible to use COBRA (health insurance). Exhibit 4.21(b) shall be attached at Closing and shall set forth a complete list of all of Seller's full- and part-time employees who have been terminated within ninety (90) days before Closing.

         Seller and Buyer agree that the unemployment experience of Seller will be transferred to Buyer if such a transfer of unemployment experience is allowed by law and elected by Buyer. If the payroll of the Hospital is reported in an unemployment insurance account with other payroll prior to the Closing, the portion of the unemployment experience transferred to Buyer shall be the same portion as the Hospital's state unemployment taxable payroll bears to the total state unemployment taxable payroll of Seller's unemployment insurance account. Funds which are in group accounts for the purpose of paying reimbursable unemployment benefits will be transferred to Buyer if Buyer elects such transfer. Obligations to reimburse the state for unemployment benefits relating to persons who do not become employees of Buyer at Closing shall continue to be the obligations of Seller.

         Seller agrees to make available to Buyer the records of individual wages of all employees, as well as copies of state unemployment tax returns, to the extent necessary for Buyer to verify future unemployment tax rates and to calculate the correct taxable payroll for the remainder of the calendar year in which the transaction occurs.

         4.22 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate its employees at prevailing rates or union scale, nor are any of Seller's employees represented by any labor union or organization. There is no pending, or to the best knowledge of Seller, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employees (or a union) of Seller, and Seller knows of no basis therefore. There is no pending, or to the knowledge of Seller, threatened suit, action, investigation or claim between Seller and any present or former employees (or a union) of Seller and Seller knows of no basis therefore. To the best of Seller's knowledge, there has not been any labor union organizing activity at the Hospital or elsewhere with respect to employees of the Hospital within the last three (3) years.

         4.23 Insurance. Seller has in effect and has continuously, for at least the last five (5) years, maintained insurance coverage for its operations, personnel and assets. Exhibit 4.23 sets forth a summary of the Seller's current insurance coverage (listing type, carrier and limits). Exhibit 4.23 also includes a list of any pending insurance claims relating to Seller. Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. Such insurance is adequate to cover all business risks normally insured against by owners and operators of acute care hospitals. Seller will continue to maintain all its insurance policies and coverage amounts in full force and effect until the Closing. All of such policies are valid, outstanding, in full force and effect with insurers unaffiliated with Seller, and enforceable with no premium arrearages. Complete genuine copies of all policies and endorsements thereto have been provided to Buyer. At no time has Seller been denied, or reduced or requested a reduction in the scope of amount of, any insurance or indemnity bond coverage with respect to the Assets. Except as disclosed on Exhibit 4.23, no insurance carrier has canceled or reduced, or given notice of its intention to cancel or reduce, any insurance coverage with respect to the Hospital, and there exist no grounds to cancel or void any such policies or the coverage provided thereby.

         4.24 Broker's or Finder's Fee. Seller has not engaged any finder, broker or similar person other than Intensive Resource Group, LLC ("IRG") in connection with the transactions contemplated by this Agreement. Seller is responsible for paying all fees payable to IRG or any affiliate thereof.

         4.25 Medical Staff. Seller has previously delivered to Buyer a true and correct copy of medical staff privilege and membership application forms, a description of medical staff privileges, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff of the Hospital, the age of each medical staff member, the specialty, if any, of each medical staff member, and all contracts with physicians, physician groups, or other members of the medical staff of the Hospital. There are no pending or, to the knowledge of Seller, any threatened appeals, challenges, disciplinary or corrective actions, or disputes involving applicants, staff members, or health professionals and Seller knows of no basis therefor.

         4.26 Conflicts of Interest. Except as disclosed in Exhibit 4.26, no members, director, officer, employee or agent of Seller or any Affiliates is either a supplier of goods or services to Seller, or directly or indirectly controls or is a shareholder, officer, director, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Seller or a party to any contract or other agreement with Seller.

         4.27 Hill-Burton Liens. As evidenced by Exhibit 4.27, Seller has met its total Hill-Burton uncompensated services obligation.

         4.28 Experimental Procedures. Seller has not performed or permitted the performance of any experimental or research procedures or studies involving patients in the Hospital.

         4.29 Intellectual Property; Computer Software. All trademarks, service marks, trade names, patents, copyrights, inventions, processes and applications therefor (whether registered or common law) currently owned or used by Seller are listed and described in Exhibit 4.29 (collectively the "INTELLECTUAL PROPERTY"). No proceedings have been instituted or pending or, to the knowledge of Seller, threatened which challenge the validity of the ownership by Seller of such Intellectual Property, and Seller knows of no basis therefore. Seller has not licensed anyone to use such Intellectual Property and Seller has no knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns (or possesses adequate and enforceable licenses or other rights to use) all Intellectual Property, and all computer software programs and similar systems used in the conduct of its business.

         4.30 Inventories. The Inventory is of a quality and quantity presently usable in the ordinary course of business at the Hospital determined and valued consistent with generally accepted accounting principles. The Inventory is maintained at normal levels consistent with the past practice of Seller. Since the date of the most recent Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business.

         4.31 Motor Vehicles. All motor vehicles used in the business of Seller, identified as owned or leased, are listed in Exhibit 1.1(2) hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

         4.32     Employee Benefit Plans.

                  (1) Except as set forth in Exhibit 4.32(1), Seller does not maintain, and is not required to contribute to or otherwise participate in an "employee benefit plan" or a "multi-employer plan" (as such terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation, any pension, profit-sharing, retirement, stock purchase or stock option plan, or any other retirement, compensation, welfare or fringe benefit plan, program or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for, or for the welfare of, any or all of the employees of Seller, any member of a group defined in Section 414(b),
(c), (e), (m) or (o) of the Code to which Seller belongs or has belonged, or any predecessor of Seller, or for the welfare of the beneficiaries of such employees (each an "EMPLOYEE PLAN"). Seller shall be liable for any withdrawal liability with regard to such employees under the Multi-Employer Pension Plan Amendments Act of 1980. Seller has no liability for unpaid compensation or fringe benefits, including without limitation accrued vacation, sick leave, post retirement medical or other benefits, severance pay, "parachutes," or vacation pay, not disclosed on Exhibit 4.32(1).

                  (2) Except as set forth in Exhibit 4.32(2), no "party in interest" (as such term is defined in Section 3(14) of ERISA) or "disqualified person" (as such term is defined in Section 4975(e) of the Code) with respect to any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the Employee Plans, any trusts thereunder, any trustee, custodian or administrator thereof, any person or entity holding or controlling assets of any of the Employee Plans, any party in interest or disqualified person or any other person or entity dealing with such Employee Plans to any tax, penalty or other cost or liability of any kind.

No "reportable events" (as such term is defined in Section 4043 of ERISA) have occurred by reason of any act or omission of Seller or any other person with respect to any of the Employee Plans.

                  (3) Except as set forth in Exhibit 4.32(3), Seller and its Affiliates have fully complied with all of its and their obligations under each of the Employee Plans and all provisions of ERISA, the Code, and any and all other laws, rules, regulations, releases and other official pronouncements applicable to the Employee Plans, each Employee Plan that is intended to qualify under Section 401(a) of the Code has, at all times, so qualified and each Employee Plan has, at all times, been administered so as to comply with all applicable law including, but not limited to, ERISA, the Code, applicable state laws and any regulations thereunder, except when noncompliance could not have a material adverse effect on the business or prospects of the Hospital or Buyer.

                  (4) Except as specified in Section 1.3(2) relating to accrued vacation, PTO and sick leave, and as set forth on Exhibit 4.32(4), Buyer will not be liable and will not be responsible for any debt, obligation, contribution, responsibility, withdrawal liability or other liability of Seller under any Employee Plans, including, without limitation, any penalty, fee or funding obligation related to the termination of any plan pursuant to Section
6.18. Seller will be liable under the Employee Plans for all claims due and unpaid at or after Closing and for all claims incurred before or after the Closing, whether or not paid or presented before Closing, and for any liabilities arising from any failure before or after the Closing to comply with the requirements of ERISA, the Code, applicable state laws or regulations thereunder.

                  (5) Seller has provided or caused to be provided notice of the availability of COBRA coverage for all of its present and former employees, and their dependents entitled to such notice because of a qualifying event occurring on or before the Closing. The only persons entitled to receive COBRA coverage or in the future elect COBRA coverage as a result of a qualifying event occurring on or prior to Closing are persons listed on Exhibit 4.21(a). Upon Closing, all of Seller's employees shall cease participation in all Employee Plans maintained by Seller, except to the extent provided herein or as to benefits owed such employees.

         4.33 Compliance with Laws. To the best of Seller's knowledge, Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its businesses or the Assets in all ways other than exceptions which in the aggregate have and will have only a nonmaterial impact on the business and its operations and prospects. To the best knowledge of Seller, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which could, before or after Closing, adversely affect the Hospital. Seller has made no kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller. To the best of Seller's knowledge, none of the Leases and Contracts and no activity of Seller violates Section 1877 of the Social Security Act or any similar provision of applicable state law. To the best of Seller's knowledge, none of the Leases and Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine.

         4.34 No Omissions or Misstatements. To the best of Seller's knowledge, none of the information included in this Agreement and Exhibits or other documents furnished or to be furnished by Seller or any of its representatives pursuant to the terms of this Agreement contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder. The representations and warranties of Seller set forth in this Agreement or in any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that the Buyer knew or should have known that any such representation or warranty is, or might be, inaccurate in any respect.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and Parent, jointly and severally, represent and warrant to Seller, which representations and warranties shall be true and correct on the date hereof, and on Closing, as if then restated by it, and which shall survive Closing, as follows:

         5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, and validly existing under the laws of the State of Tennessee and is duly qualified as a foreign corporation in the State of Mississippi. Buyer has the full corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency. Buyer has the corporate power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof shall constitute valid binding obligations of Buyer, enforceable in accordance with their respective terms.

         5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the Charter or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3 Organization, Qualification and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted, and is in good standing in each jurisdiction in which it does business and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any person, entity or governmental agency. Parent has the corporate power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Parent hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Parent has been duly authorized by all necessary action on the part of Parent. No other action on the part of Parent or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Parent, upon due execution and delivery thereof shall constitute valid binding obligations of Parent, enforceable in accordance with their respective terms.

         5.4 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Parent will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Parent; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Parent is a party or by which Parent is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Parent subject.

                        ARTICLE VI. COVENANTS OF PARTIES

         6.1 Preservation of Business and Assets. From the date hereof until the Closing, Seller shall use its best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the Assets and the business and operation of the Hospital as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain for Buyer the goodwill of the Hospital's medical staff, suppliers, employees, clientele, patients, tenants and others having business relations with Seller. Seller shall use its best efforts to retain its employees in their current positions up to Closing and shall use its best efforts to obtain all documents called for by this Agreement. From and after the date of this Agreement until Closing, Seller will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair, ordinary wear and tear excepted. Buyer and Seller shall use their best efforts to facilitate the consummation of the transactions contemplated by this Agreement. From and after the date of this Agreement until Closing, Seller shall make no distribution or extraordinary payment to any Affiliate or any third party or pay any intercompany payable and, other than in the ordinary course of business. Seller will not sell, discard, dispose of or move any of the Assets. None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer.

         6.2 Absence of Material Change. From the date hereof until the Closing, Seller shall not make any material change in the business and operation of the Hospital and shall not enter into any other significant contract or commitment or any other transaction with respect thereto without the prior written consent of Buyer, which shall not be unreasonably withheld.

         6.3      Access to Books and Records.

         (1) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants, and other representatives, full access during normal business hours to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of the Assets as Buyer may reasonably request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transaction is not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller in accordance with Section 4.3, and any other management reports as and when they are available. Additionally, from the date hereof until Closing, Seller grants Buyer full access to Seller's personnel and computers as is reasonably necessary to assist Buyer in the transition to be prepared for the ownership change.

                  (2) Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours and upon appropriate advance notice, to (i) have reasonable access to, and examine and make copies of all books and records of the Hospital, including all medical records and medical charts of any patient admitted to the Hospital, which are transferred to Buyer hereunder and (ii) have reasonable access to the Hospital's employees, relating to transactions or events occurring prior to the Closing, to the maximum extent permitted by law as long as such requests do not unreasonably interfere with the operation of the Hospital. For a period of three (3) years after the Closing, Buyer agrees that, prior to the destruction or disposition of any such books or records, Buyer shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Seller of such proposed destruction or disposal. If Seller desires to obtain any of such documents, it may do so by notifying Buyer in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Buyer shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Seller, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                  (3) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of Seller and its Affiliates relating to the Hospital, which books and records, are retained by Seller and which relate to transactions or events contemplated by this Agreement occurring prior to the Closing, to the maximum extent permitted by law. For a period of three (3) years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days' prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents and the parties shall then promptly arrange for the delivery of such documents to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Buyer.

                  (4) After Closing, Seller shall make its books and records available to Buyer and Buyer's auditors at reasonable times and in a manner so as to not unduly interfere with Seller's operations, and otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Seller's financial statements for any period prior to Closing. Such audit, if any, shall be at Buyer's expense. Seller agrees to cooperate, at Buyer's expense, with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner registration statements, private placement memoranda and periodic reports, if any, pursuant to applicable federal and state securities laws. Seller intends to leave Seller's books and records (other than those books and records which are Excluded Assets under Section 1.2(e) including but not limited to corporate records), prior period tax returns and open cost reports with Buyer after the Closing.

         6.4 Consents. Seller shall use its best efforts, without unreasonable expense to Seller, to obtain all consents required in form and substance reasonably acceptable to Buyer for the assignment of the Assumed Contracts.

         6.5 Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), between the date hereof and the Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller's insurance company and assigned to Buyer; provided, however, in the event of a Material Casualty (as defined herein), (A) Buyer, at its sole option, may elect either (i) to terminate this Agreement in its entirety, or (ii) to terminate this Agreement but only with respect to the damaged property with a reduction in the Purchase Price determined as follows,
(B) In the event Buyer has made the election permitted by provision (A)(ii) above, prior to Closing but after the amount of the reduction in Purchase Price is determined, either party may terminate this Agreement. For purposes of this Section "MATERIAL CASUALTY" shall mean a casualty: (i) causing damage in the amount of $1,000,000 or more, or (ii) resulting in an annualized anticipated decrease in the Asset's EBDITA (earnings before depreciation, interest, taxes and amortization) of $1,000,000 or more, each as reasonably determined by Buyer. The reduction in Purchase Price shall be determined, based on the value on the date of this Agreement of the Assets damaged or lost, the value of which shall be determined by an MAI appraiser to be mutually selected and paid equally by Seller and Buyer. If Seller and Buyer are unable to mutually select an appraiser, then one (1) MAI appraiser shall be selected and paid by Buyer and one (1) MAI appraiser shall be selected and paid by Seller. If a party does not select an appraiser as provided in the preceding sentence within ten (10) days after the other party has given notice of the name of its appraiser, such party shall lose its right to appoint an appraiser. If the two (2) appraisers are selected by the parties as provided above, they shall meet promptly to determine the reduction in Purchase Price. If they are unable to agree within fifteen (15) days after the second appraiser has been selected, they shall jointly select a third MAI appraiser. The reduction in Purchase Price shall be set by agreement of any two (2) of the three (3) appraisers. If the two (2) appraisers are unable to agree on a third appraiser within thirty (30) days after the second appraiser has been selected, either party, by giving written notice to the other, may apply to the American Arbitration Association for the purpose of determining the reduction in Purchase Price. Seller and Buyer shall each bear one-half (1/2) of the cost of selecting the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. If any two (2) appraisers are unable to determine the reduction in Purchase Price within fifteen (15) days after the third appraiser has been selected, then the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the reduction in Purchase Price. In determining the reduction in Purchase Price, each appraiser shall take into consideration, understand, and correctly employ those recognized techniques that are necessary to produce a credible appraisal.

         6.6 Condemnation. From the date hereof until the Closing, in the event that any portion of the Assets becomes subject to or is threatened with any condemnation or eminent domain proceedings which in Buyer's reasonable opinion materially adversely affects the businesses or operations or prospects of any of the Assets, then Buyer, at its sole option, may elect either (i) to terminate this Agreement in its entirety or (ii) to terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 6.5.

         6.7 Good Faith. All parties shall act in good faith and use their reasonable best efforts to satisfy all conditions to their respective obligations to close. In addition, Seller and its affiliates shall act in good faith to provide reasonable assistance to Buyer, upon request and at Buyer's expense, and shall not directly or indirectly interfere with Buyer, in the performance of Buyer's obligations hereunder, including those obligations of Buyer hereunder to be performed after the Closing Date.

         6.8 Preserve Accuracy of Representations and Warranties. Seller shall use it best efforts to refrain from taking any action which would render any representations and warranties contained in Article IV hereof inaccurate as of Closing. Seller will use its best efforts to promptly notify Buyer of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against Seller or its directors or officers that may involve or relate in any way to Seller, the Assets or the business and operations of Seller or the Assets. Seller shall use its best efforts to promptly notify Buyer of any facts or circumstances which come to its attention and which cause, or through the passage of time may cause, any of Seller's representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

         6.9 Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner in accordance with generally accepted accounting principles consistently applied and on a basis consistent with prior years and shall make no change in its accounting methods or practices or the accounting methods or practices.

         6.10 Indebtedness; Liens. Other than in the ordinary course of business as reflected in the Financial Statements, from the date hereof until the Closing, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets in an amount in excess of Twenty-Five Thousand Dollars ($25,000), without Buyer's prior written approval which will not be unreasonably withheld. Until Closing, Seller shall make all payments required with respect to its long-term debt, including, without limitation, any bonds, loans or other obligations as described in Section 1.4(1) and fully and timely comply with and satisfy all its obligations with respect thereto. Seller shall take all action necessary to fully defease any such bonds and retire any such loans or other obligations and cause all collateral and obligations and security against the Assets to be fully released to Buyer's satisfaction as contemplated hereunder, and Buyer will cooperate with Seller in this regard.

         6.11 Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Seller shall use its best efforts to comply with all applicable statutes, laws, ordinances and regulations; (b) Seller shall use its best efforts to keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participations, licenses, and other permits necessary for the business and operation of the Assets; (c) Seller shall use its best efforts to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; (d) Seller shall use its best efforts to make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on its part under all applicable laws and under its contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement; and (e) Seller shall use reasonable efforts to consummate the transactions contemplated by this Agreement and the agreements and documents to be executed in connection with this Agreement as soon as is practicable.

         6.12 No Sale, Merger or Consolidation. From the date hereof until the Closing, Seller shall not sell all or substantially all of its assets, merge or consolidate with any other entity; Seller shall not solicit any inquiries, proposals or offers relating to such transactions; and Seller shall promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which it may receive relating to any of the matters referred to in this Section.

         6.13 Maintain Insurance Coverage. From the date hereof until the Closing, Seller shall maintain and cause to be maintained in full force and effect, without change of coverage or insurance carrier unless approved of in writing by Buyer (which approval shall not be unreasonably withheld), the existing insurance on the Assets and the operations of the Hospital and shall provide, upon request by Buyer, evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid.

         Prior to Closing, Seller will obtain "tail" insurance coverage for a malpractice and general liability insurance policy with limits no less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate. Buyer and its affiliates shall be named under such coverages as additional insureds.

         6.14 Medicare and Medicaid Reporting. From the date hereof until the Closing, Seller shall timely file or cause to be filed all cost reports required to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid, and Blue Cross prior to Closing. Seller has paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims up to Closing; provided, however, that if any adverse adjustments or offsets regarding operations on or after Closing are the result of the willful acts or omissions, or gross negligence, of Seller and/or its employees, representatives or agents, Seller shall be responsible for such adjustments and offsets. Seller shall be entitled to receive any refund or other benefit which may result from the filing of said reports and claims for operations up to Closing, and Buyer shall likewise be so entitled on and after Closing. Buyer will prepare and file the terminating cost reports for the Hospital. Seller shall assist Buyer in any way needed to complete the cost report in a timely manner. Seller shall have the right to review and approve said report prior to the filing thereof.

         6.15 Current Return Filing. Seller shall be responsible for the preparation and filing of the federal, state and local income tax returns for all the tax periods of Seller ending on or before the Closing. Seller shall be responsible for returns for organizations exempt from income tax for Seller and related parties for all periods ending on or before the Closing.

         6.16 Performance. Seller and Buyer shall take appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation, the obtaining of necessary contracts and application for necessary licenses and permits.

         6.17 WARN Act. Prior to Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit" or any "workplace," department or service within a single site of employment, as such terms are used in WARN and any similar state law. Seller represents that there have been no such closures or shutdowns within the period of at least ninety (90) days before Closing. Seller will not, for any reason, permanently or temporarily reduce the number of its full-time employees by five hundred (500) or one-third (1/3), whichever is less, and in any case not more than forty-nine (49), during the ninety (90) days prior to Closing.

         6.18     [Deleted]

         6.19 Power to Endorse Checks. As specified in Section 4.13(5), Buyer has been granted the power to execute and endorse for payment all payments on Receivables sold to Buyer.

         6.20 Phase I Environmental Assessment; Additional Environmental Inspections. Seller shall permit Buyer prior to Closing to conduct a Phase I Environmental Assessment on any of the Real Estate, the results of which shall be satisfactory to Buyer. Buyer shall bear the cost of such Phase I Environmental Assessment. If Buyer becomes aware of the presence of any Hazardous Substances on the Real Estate, including hydrocarbons, Buyer shall have the right to make whatever additional borings or inspections reasonably necessary to determine the condition of the Real Estate. Such additional borings or inspections shall be at Buyer's expense. The results of such additional borings or inspections shall be reasonably satisfactory to Buyer. Buyer shall provide a copy of any reports, inspections or assessments within ten (10) days of receipt by Buyer and not less than ten (10) days prior to Closing.

         6.21 Foundation. It is anticipated that Seller may elect to transfer certain of its assets, including all or a portion of the Purchase Price, to a charitable foundation or similar tax exempt organization (herein, the "FOUNDATION"). The formation of the Foundation may be done at Closing or some time thereafter. Upon the later of (i) the Closing and (ii) the transfer of all or a portion of Seller's assets to Foundation, Buyer shall contribute Five Hundred Thousand and No/100 Dollars ($500,000.00) to Foundation provided that Foundation and Seller comply with the terms of this Section 6.21 and Section
6.22 below. Seller shall cause Foundation to execute and deliver a signature page or addendum to this Agreement in form reasonably satisfactory to Buyer whereby such Foundation agrees to be bound by this Agreement for the following purposes: (i) to assume joint and several liability for the indemnification obligations of Seller set forth in Article XIII; and (ii) to agree to be bound by Article XIV. Prior to any such transfer of the Purchase Price, and Buyer's contribution to the Foundation referred to above, Foundation shall (i) deliver an opinion of counsel in form and substance satisfactory to Buyer to the effect of the due organization of such Foundation, and the valid, binding nature of execution of the agreements required by this Section and their enforceability in accordance with their terms, and such other matters as Buyer shall reasonably determine are needed, (ii) deliver certified resolutions authorizing execution of the foregoing, and (iii) execute and deliver such other instruments and agreements, and take such other action as Buyer may reasonably request.

         6.22 Covenant of Net Worth. Seller and Foundation covenant that for a period of eighteen (18) months following the Closing, Tangible Net Worth, as defined below, shall not drop below One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "MINIMUM TNW"). "TANGIBLE NET WORTH" as used in this Section, shall mean the aggregate of the following accounts (or their equivalents) of Seller and Foundation (provided that Foundation has complied with Section 6.21) determined in accordance with generally accepted accounting principles, consistently applied, as the same shall be in effect from time to time: total assets less all of the following: intangible assets, including without limitation, deferred loan costs and startup costs, any assets whose use is limited, current liabilities, long-term liabilities, contingencies and commitments. Seller and Foundation will furnish, upon request of Buyer, such evidence of compliance with this Section 6.22 as Buyer may from time to time reasonably request. Notwithstanding the above, in the event that the claims listed on Exhibit 6.22 are settled (and any settlement amounts paid) or resolved in a final non-appealable judgment, then the Minimum TNW shall be reduced to Five Hundred Thousand Dollars ($500,000.00).

         6.23 Plan of Integration. After Closing, Buyer will develop a plan for the syndication, integration or other appropriate business combination between the Hospital and local physicians and use its reasonable best efforts to implement such plan.

         6.24 Education Affiliations. Buyer will develop a plan to develop and/or strengthen ties with area schools, junior colleges and universities to aid in the development and advancement of health careers and use its best efforts in the implementation of said plan. A major component of said plan shall be to establish a relationship with one or more graduate medical education programs and provide a residency program and flexible internships in the field of family practice and internal medicine at the Hospital and/or local private practices.

         6.25 Replacement Facility. Buyer and Seller agree that following the Closing, Buyer shall seek approval to construct, and shall then construct, a new hospital facility (the "REPLACEMENT FACILITY") to replace Seller's current hospital facility, in accordance with the terms of this Section 6.25:

                  (1) The Replacement Facility will meet the following specifications, subject to any modifications required in order to comply with any regulatory requirements:

                           (a)      The campus of the Replacement Facility shall
be located within the city limits of Picayune or within three (3) miles of said city limits. Buyer estimates that the campus for the Replacement Facility will be approximately fifteen (15) acres;

                           (b)      The Replacement Facility will contain a
minimum of 75 total beds, each a private room of approximately 225 square feet per room;

                           (c)      The Replacement Facility will be equipped to
provide substantially all of the medical services currently offered at the Hospital;

                           (d)      The plans and specifications prepared by
Buyer with respect to the Replacement Facility shall include an estimated cost to construct and equip the Replacement Facility (including land costs) of at least Eighteen Million and No/100 Dollars ($18,000,000.00).

                  (2) Within one hundred eighty (180) days of the Closing, Buyer shall apply to the Mississippi State Department of Health (the "DEPARTMENT") for a certificate of need ("CON") to build the Replacement Facility. If Buyer does not file the CON application for the Replacement Facility within one hundred eighty (180) days of Closing, Buyer shall pay to Seller One Thousand and No/100 Dollars ($1,000.00) per day for each day after said one hundred eighty (180) day period that the CON application is not filed. In the event that the CON for construction of the Replacement Facility is not granted to Buyer within one (1) year after the Closing, and the failure to obtain said CON is due to Buyer's failure to expeditiously respond to the Department's requests for information, then Buyer shall pay to Seller an additional penalty of One Thousand and No/100 Dollars ($1,000.00) per day for each day that Buyer's response to the Department has been delinquent. Within ninety (90) days of receipt of CON approval, Buyer shall purchase a performance bond or other mutually acceptable instrument securing Buyer's obligation to construct the Replacement Facility.

                  (3) Buyer shall complete construction of the Replacement Facility within thirty (30) months of receipt of CON approval. If the Replacement Facility is not receiving patients at or prior to the end of said thirty (30) month period, then Buyer shall pay to Seller One Thousand and No/100 Dollars ($1,000.00) per day until the Replacement Facility is receiving patients. In the event the Replacement Facility is not receiving patients within forty-eight (48) months of receipt of CON approval, Seller shall have the option to require Buyer to purchase the Leased Property for a purchase price of Fifteen Million and No/100 Dollars ($15,000,000.00), less any sums previously paid by Buyer under Sections 6.25(2) and (3). If Seller exercises its right under this
Section 6.25(3), Seller shall provide notice to Buyer within ninety (90) days after the fourth anniversary of the date of Buyer's CON approval of Seller's intent to sell the Leased Property to Buyer. The closing of the sale of the Leased Property shall take place within ninety (90) days after delivery of Seller's notice referred to above. At such closing, Seller shall execute and deliver to Buyer such general warranty deeds, bills of sale and other transfer documents as Buyer may reasonably require, in order to convey to Buyer all right, title and interest in and to the Leased Property to Buyer free and clear of all liens, encumbrances, attachments, claims or restrictions other than the Permitted Encumbrances, liens incurred by Buyer, and other liens that Buyer agrees to assume. The Lease shall terminate simultaneously with the closing of the sale of the Leased Property to Buyer pursuant to this Section 6.25(3).

                  (4) If for any reason Buyer does not receive CON approval for the Replacement Facility within three (3) years after the Closing (the "CON PERIOD"), Seller shall have the right, but not the obligation, to terminate the Lease and sell to Buyer the Leased Assets for a purchase price of Fifteen Million and No/100 Dollars ($15,000,000.00). The Lease shall terminate simultaneously with the closing of the transfer of the Leased Assets to Buyer, and at such closing Seller shall convey to Buyer all right, title and interest in and to the Leased Property (other than the Cornerstone Building) free and clear of all liens, encumbrances, mortgages, restrictions, covenants, security interests and pledges other than the Permitted Encumbrances and such others as Buyer may elect to assume. Notwithstanding the above, the CON Period shall be extended for a period of time equal to any period of time during which the Department is enjoined or otherwise prohibited or restricted from granting the CON due to any legal or administrative process commenced by a third party to object to the issuance of the CON.

                  (5) The Replacement Facility shall include a chapel and reasonable office space which shall be made available at no cost to a nondenominational chaplain who shall be chosen and compensated by Foundation.

                  (6) Seller shall use its best efforts (including the best efforts of Seller's board of directors) at Buyer's expense, to support the efforts of Buyer in obtaining the CON.

         6.26 Performance Bond. Upon receiving CON approval, Buyer shall purchase a performance bond, letter of credit or other instrument reasonably acceptable to Buyer, securing Buyer's obligation to construct the Replacement Facility. The terms of said bond, letter of credit or other instrument shall be subject to the approval of Seller. If enforcement of any such bond, letter of credit or other instrument results in any payments to Seller, such payments shall be credited against any amounts owed by Buyer to Seller under Section 6.25(2), (3) or (4).

         6.27 Acute Care Services; Emergency Room and Obstetrical Services. Buyer covenants and agrees that for the first five (5) years of the Term, Buyer shall continue to provide substantially the same acute care services provided at the Hospital immediately prior to the Commencement Date. Without limiting the foregoing, Buyer shall provide obstetrical and emergency services. There shall be no breach of this Section 6.27 if such alleged breach results from any of the following: Force Majeure (as defined herein), a Physician/Staffing Shortage (as defined herein). "FORCE MAJEURE" means strikes, picket lines, walk-outs, boycott efforts, fires, floods, freezes, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including without limitation any agency or department of the United States of America or the State of Mississippi or a municipality thereof), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products or personnel, inability to obtain materials or labor, or other causes which are reasonably beyond the control of Buyer. "PHYSICIAN/STAFFING SHORTAGE" means the inability of Buyer to obtain duly qualified physicians and/or staff personnel to perform the services described in this Section and such inability is reasonably beyond the control of Buyer

         6.28 Seller's Employees. Buyer shall offer employment to all employees of Seller who are employed by Seller on the Closing Date and provide such medical and other benefits substantially similar to those provided by Seller. For employees who accept Buyer's offer of employment, Buyer shall recognize the employee's length of service with Seller for eligibility and vesting under Buyer's employee benefit programs, including vacation and pension. Additionally, Buyer agrees to continue healthcare coverage for former employees and their beneficiaries who are covered by or have COBRA continuation rights as listed on Exhibit 4.21(a) (the "COBRA Employees") for a period of one (1) month from the Closing Date. Seller shall obtain at Seller's cost alternative insurance coverage providing such employees with COBRA continuation coverage beginning on or before the expiration of said one (1) month period or take such other action to terminate Buyer's continuation coverage obligation pursuant to this Section 6.28; provided that such action does not result in any obligation or liability on the part of Buyer or Parent. Seller shall indemnify Buyer for all costs and expenses incurred by Buyer in excess of each COBRA Employee's contributions as a result of Buyer's one (1) month provision of said COBRA coverage; provided that Seller's maximum indemnification obligation with respect to the COBRA coverage provided for above shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate for all COBRA Employees. Seller currently has no knowledge of any anticipated claims with respect to the COBRA Employees reasonably expected to exceed $10,000.00.

         6.29 Parent Guaranty. Parent hereby unconditionally and absolutely guarantees the prompt performance and observation of Buyer for each and every obligation, covenant and agreement of Buyer arising out of, connected with, or related to, the Lease, this Agreement, or any ancillary documents thereto and any extension, renewal and/or modification thereof. The obligation of Parent under this Section 6.28 is a continuing guaranty and shall remain in effect, and the obligations of Parent shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of Parent;

                  (1) The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) or any or all of the obligations, duties, covenants, or agreement or any part under the Lease, the Agreement or any ancillary documents thereto; or

                  (2) The extension of the time for performance of payment of money pursuant to the Agreement, or of the time for performance of any other obligations, covenants or agreement under or arising out of the Lease, the Agreement or any ancillary documents thereto or the extension or the renewal thereof.

                          ARTICLE VII. TITLE AND SURVEY

         7.1 Title Report and Policy. Buyer may obtain, at Buyer's expense, a current ALTA preliminary title commitment issued by a title company selected by Buyer setting forth the condition of title to each tract of Real Estate (the "COMMITMENT"), which Commitment shall commit for the issuance of a title insurance policy (the "TITLE POLICY") as to each tract of Real Estate. The Commitment and Title Policy shall show that the Real Estate is owned in fee simple by Seller, free from all liens, restrictions, encumbrances, easements and clouds on title whatsoever, except the Permitted Exceptions. Seller and Buyer shall execute such certificates and affidavits as may be reasonably required in connection with the issuance of the Title Policy and any endorsements requested by Buyer or Buyer's lender.

         7.2 Survey. Buyer may obtain, at Buyer's expense, an as-built survey of the Real Estate (the "SURVEY") accompanied by a certificate of a registered surveyor licensed in the State of Mississippi, certified as directed by Buyer, sufficient to cause the title company to delete the standard printed survey exception and to issue the Title Policy free from any survey objections or exceptions whatsoever other than as shown on the Survey.

         7.3 U.C.C. Searches. U.C.C. Financing Statement searches, local and central, including fixtures, and federal and state tax lien and judgment searches, with respect to Seller, its affiliates and predecessors, including all "DBA's", trade names and fictitious names of Seller (including, but not limited to, all names set forth in Exhibit 4.13(4)), from each of the jurisdictions in which such entity does business or has done business within the preceding five
(5) years (the "U.C.C. SEARCHES"), shall be obtained, at Seller's cost, and delivered to Buyer at least ten (10) days prior to Closing. The results shall be updated to Closing to reflect Closing and the release of all financing statement liens other than the Permitted Exceptions.

         7.4 Defects and Cure. The Commitment and Title Policy and the Survey and U.C.C. Searches described in this Article are collectively referred to as "TITLE EVIDENCE." Buyer shall notify Seller as soon as reasonably possible, but not later than fifteen (15) days following Buyer's receipt of the later of the Commitment or Survey, of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Exceptions (collectively, "DEFECTS"). Any such Defects revealed in the Title Evidence which are not objected to by Buyer in writing upon delivery of the Title Evidence shall constitute Permitted Exceptions. Seller, at its sole cost and expense, may elect to not cure the objection and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement, which election shall be made within ten (10) days of receipt of notice from Seller. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement, which election by Buyer shall be made within thirty (30) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 7.4, no party to this Agreement shall have any further claims under this Agreement against any other party.

                              ARTICLE VIII. CLOSING

         8.1 Closing. If all of the conditions to Closing set forth in Articles IX and X hereof are satisfied, the closing of the transaction contemplated herein (the "CLOSING") shall occur on October 30, 1998, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time (whether earlier or later) or place as the parties may mutually agree. If all of the conditions to Closing set forth in Articles IX and X hereof are not satisfied by October 30, 1998, the closing shall occur on the last business day of any month following the date upon which all of the conditions to Closing set forth in Articles IX and X hereof are satisfied or at such other time as the parties may mutually agree. Upon transfer of the assets and payment of the Purchase Price, the Closing shall be deemed to be effective and the transfer of the Assets shall be deemed to have occurred as of 12:01 a.m. local time on November 1, 1998 (the "CLOSING DATE") (or such later first of the month if execution of all necessary and contemplated documents occurs after November 1, 1998.) On the day of the effectiveness of Closing, Seller shall receive good funds in the amount of the Purchase Price and the Prepaid Rent.

         8.2 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated on or prior to Closing as follows:

                  (1) By Seller (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller or (ii) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement, and Seller has provided written notice thereof to Buyer giving reasonable specificity and Buyer has not cured same within a reasonable period of time and such breach is not waived by Seller in writing.

                  (2) By Buyer (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (ii) pursuant to Section 6.5 or 6.6; or (iii) in the event Seller breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Seller under the terms of this Agreement and Buyer has provided written notice thereof to Seller giving reasonable specificity and Seller has not cured same within a reasonable period of time and such breach is not waived by Buyer in writing.

                  (3) By Buyer or Seller if the Closing hereunder shall not have taken place by the earlier to occur of (i) the last day of the first full month following the receipt of any necessary approval from the Mississippi Attorney General regarding the transaction contemplated hereby, or (ii) March 31, 1999, or, by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 8.2(3) if the conditions precedent to such party's obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

                    ARTICLE IX. SELLER'S CONDITIONS TO CLOSE

         The obligations of Seller under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived specifically in writing by Seller in whole or in part):

         9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         9.2 Regulatory Approvals. Buyer shall have obtained (at its own cost) all consents, licenses, permits, approvals, provider contracts, determinations or certificates from the appropriate governmental agencies, required for Buyer to acquire and operate the Assets as contemplated hereunder.

         9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         9.4 Compliance with Article XII. Buyer shall have made to Seller the deliveries required by Article XII hereof.

         9.5 Approval by Counsel. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing by counsel for Seller, which approval will not be unreasonably withheld.

         9.6 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, or, in either case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section.

         9.7 Completion of Exhibits. All Exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

         9.8 Right of First Refusal Agreement. Buyer shall execute the Right of First Refusal Agreement in the form attached hereto as Exhibit 9.8.

         9.9      [Deleted]

         9.10 Attorney General Approval. Seller shall have obtained any necessary approvals with respect to the transactions contemplated herein from the Mississippi Attorney General.

                     ARTICLE X. BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         10.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Affiliates contained in this

Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         10.2 No Loss, Damage or Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 6.5 and 6.6 hereof shall have been complied with to the satisfaction of Buyer.

         10.3 No Material Adverse Change. There shall have been no material adverse change or change known to have a future material adverse affect in the financial condition of Seller or the Hospital. There shall not be any material claims, litigation or governmental proceedings pending or threatened against Seller which would adversely affect the Assets or the consummation of the transactions contemplated hereby at Closing.

         10.4 Regulatory Approvals. Buyer shall have obtained or have reasonable assurance that it will obtain (at its own cost) (a) certification for participation in the Medicaid Programs of the State of Mississippi, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, permits, approvals, material provider contracts, determinations or certificates of need necessary in the judgment of Buyer; provided that Buyer has promptly made application for such certifications, consents, licenses, etc.

         10.5 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

         10.6 Compliance with Articles VII and XI. Seller shall have made to Buyer the deliveries required by Articles VII and XI hereof within the time periods required thereunder.

         10.7 Approval by Counsel. All matters, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other relevant legal matters shall have been approved at or before the Closing by counsel for Buyer, which approval will not be unreasonably withheld.

         10.8 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, or, in either case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section.

         10.9     [Deleted]

         10.10 Tail Insurance. Buyer shall deliver evidence of its tail insurance coverage required by Section 6.13 hereof.

         10.11 Completion of Exhibits. All Exhibits to this Agreement will be completed to the mutual satisfaction of the parties.

         10.12 Attorney General Approval. Seller shall have obtained any necessary approvals with respect to the transactions contemplated herein from the Mississippi Attorney General.

                  ARTICLE XI. OBLIGATIONS OF SELLER AT CLOSING

         At Closing, Seller shall deliver or cause to be delivered to Buyer or Buyer's designee, at Seller's expense, the following in a form and substance reasonably satisfactory to Buyer or Buyer's designee:

         11.1 Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer or Buyer's designee:

                  (1)      The Lease.

                  (2) Bills of sale and assignments, in form satisfactory to Buyer, warranting and conveying to Buyer good title to all Purchased Assets free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, equities, options, rights of first refusal, restrictions, special tax or governmental assessments, defects in title and other burdens, except for Permitted Exceptions.

                  (3) Certificates of title to all vehicles which constitute Purchased Assets endorsed by Seller (or its affiliates, as is appropriate) together with completed originals of any forms required by the State of Mississippi to transfer the same, free and clear of liens.

                  (4) An assignment to Buyer of all Leases and Contracts constituting the Assumed Contracts.

                  (5)      U.C.C. Financing Statement searches as specified in
Section 7.3 hereof, together with evidence satisfactory to Buyer of the right to full release at Closing of all liens noted thereon except for the Permitted Exceptions.

         11.2 Possession. Seller shall deliver to Buyer full possession and control of the Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, encumbrances, mortgages, easements, liabilities, and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees, except for the Permitted Exceptions and Seller's fee simple interest in the Leased Property.

         11.3 Opinion of Seller's Counsel. Seller shall deliver to Buyer and its lender the favorable opinion of counsel for Seller, dated as of Closing, in form and substance reasonably acceptable to Buyer and its lender.

         11.4 Good Standing and Resolutions. Seller shall deliver to Buyer a Certificate of Good Standing from the Secretary of State of the State of Mississippi, and from each jurisdiction in which Seller is qualified to do business, certified copies of its charter and bylaws and any other governing documents and a certified copy of the resolutions of its Board of Directors and Board of Trustees authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including the Lease and all bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the State of Mississippi relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

         11.5 Closing Certificate. Seller shall deliver to Buyer a certificate of an officer of Seller, dated as of Closing, certifying that (a) each covenant and obligation of Seller has been complied with by such parties in all material respects, and (b) each representation and warranty of Seller is true and correct on the Closing as if made on and as of the Closing.

         11.6 Third Party Consents. Seller shall deliver to Buyer any consents, estoppels, approvals, releases, filings and authorizations of third parties which are necessary in the reasonable opinion of Buyer (in form reasonably acceptable to Buyer) for the execution, delivery and consummation of this Agreement, and the transactions contemplated hereunder, including without limitation, those necessary for the assignment of the Leases and Contracts included in the Assumed Liabilities.

         11.7 Taxes and Other Payments. Seller shall deliver to Buyer receipt or other evidence from the appropriate governmental agency showing that all liability for sale and use taxes due from Seller have been paid through the most recent reporting date, in form reasonably acceptable to Buyer.

         11.8 Releases and Other Matters. Seller shall deliver to Buyer such releases of Defects Buyer has objected to pursuant to Section 7.4 and which Seller has agreed to cure.

         11.9 Notice to Third-Party Payors. Seller shall deliver executed notices, of the sale of the Hospital, to be furnished to all third-party payors including the Programs, in the form of Exhibit 11.9 hereto.

         11.10 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, consents and licenses, accreditations or permits. In addition, in the event that after Closing Buyer elects to sell any ownership interest to local physicians, Members shall provide such assistance to Buyer as Buyer may reasonably request.

                  ARTICLE XII. OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         12.1 Purchase Price and Prepaid Rent. Buyer shall deliver to Seller in immediately available funds, the aggregate amount of the Purchase Price and the Prepaid Rent as specified in this Agreement.

         12.2 Corporate Good Standing and Certified Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of its state of organization dated the most recent practical date prior to Closing and a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and consummation of the transactions hereunder contemplated.

         12.3 Opinion of Buyer's Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in form and substance reasonably acceptable to Seller.

         12.4 Assumption of Liabilities. Buyer shall assume and covenant to fully perform and comply with all of the Assumed Liabilities by instruments reasonably acceptable to Seller and Seller's counsel.

         12.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and condition precedent of Buyer has been complied with by Buyer in all material respects and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.

         12.6 Right of First Refusal Agreement. The Buyer shall deliver to Seller the executed Right of First Refusal Agreement in the form attached hereto as Exhibit 9.8.

            ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         13.1 Survival. The covenants, obligations, representations and warranties of Buyer and Seller contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing and shall survive the date of Closing for a period of one (1) year after Closing, and shall not be merged into any deeds or other documents delivered in connection with the Closing; provided that claims relating to the following matters (collectively, the "ABSOLUTE COVENANTS") shall survive until sixty (60) days after the applicable statute of limitations relating to the underlying claim: Assumed Liabilities, Excluded Liabilities, title to Assets, lack of corporate authority, ERISA and employee benefit matters, taxes, claims by third parties whether founded on negligence, malpractice or statutory or regulatory violations, any failure of Seller to transfer all of the Assets to Buyer, and claims for breach of the covenants of Sections 6.3, 6.6, 6.17, 6.20, 6.21, and 6.24 and Article XIV and representations set forth in Sections 4.1, 4.5, 4.6 and 4.15 and Article V.

         13.2     Indemnification by Seller.

                  (1) Subject to the provisions of Section 13.4, Seller promptly shall indemnify, defend and hold harmless (and upon demand shall reimburse) Buyer and the directors, officers, shareholders, employees and agents of Buyer (and with respect to the COBRA coverage, Buyer and all affiliated corporations within a controlled group relationship with Buyer (as determined under Section 414 of the Internal Revenue Code), and their employees) (the "BUYER INDEMNIFIED PARTIES") against any and all claims, actions, demands, suits, proceedings, assessments, judgments, losses, costs, and expenses (including reasonable cost of investigation, court costs, legal fees and expenses incident to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity) and other damages (individually and collectively a "LOSS") resulting from (i) any breach by Seller of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller delivered pursuant to this Agreement (or which would not have been suffered or incurred if such representation, warranty, fact or conclusion were true or had not been breached or such covenant or obligation had been fully performed), (ii) arising out of the ownership, licensing, operation, action, inaction or conduct of Seller, Hospital, or any of the Assets or any of Seller's employees, agents or independent contractors, relating to all periods of time prior to Closing, except the Assumed Liabilities, (iii) the Excluded Liabilities, and (iv) in respect of any other liabilities of Seller not expressly assumed by

Buyer hereunder. Any indemnification payment pursuant to the foregoing shall include interest at a floating rate equal to two points over the prime rate of the Wall Street Journal from time to time (the "RATE") from the date the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys' fees incurred until such date as the underlying claim is determined to be payable.

                  (2) Indemnification Maximum. The maximum aggregate liability of Seller for indemnification under this Agreement with respect to claims made or arising under this Section 13.2 shall be equal to the Purchase Price and Prepaid Rent.

                  (3) Indemnification Threshold. Buyer agrees not to seek recourse against, and shall not recover from Seller under this Section 13.2 on account of any Loss arising out of a breach of Seller's representations and warranties in Article 4 hereof, which individually is less than Ten Thousand and No/100 Dollars ($10,000.00) (the "INDIVIDUAL CLAIM THRESHOLD"). In addition, Buyer agrees not to seek recourse against and shall not recover from Seller under this Section 13.2 on account of any Loss arising out of a breach of Seller's representations and warranties in Article 4 hereof unless and until the aggregate amount thereof with respect to Losses in excess of the Individual Claim Threshold. exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "INDEMNIFICATION THRESHOLD"); provided that once the Indemnification Threshold has been reached, Buyer shall be entitled to recovery of all amounts with respect to claims that exceed the Individual Claim Threshold, including the first Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). Notwithstanding the foregoing: the Indemnification Threshold shall not be applicable if the indemnification claim relates to an Excluded Liability, any claim against Buyer by a third party, or is a Purchase Price adjustment pursuant to Section 3.4, or any re-proration of real estate taxes pursuant to Section 3.3.

         13.3 Indemnification by Buyer. Buyer shall promptly indemnify, defend, and hold harmless (and upon demand shall reimburse) Seller, and the officers, employees and agents of Seller against any Loss resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any covenant, obligation, representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement (or which would not have been suffered or incurred if such representation, warranty, fact or conclusion were true or had not been breached or such covenant or obligation had been fully performed), (ii) any claim which is brought or asserted by any third party(ies) against Seller for failure to pay or perform any of the Assumed Liabilities, and
(iii) any claim arising out of the ownership of the Assets or the conduct of the business of the Hospital after Closing, except for failure to obtain consents for the assignment of the contracts and except those directly or indirectly resulting from a breach by the Seller of any representations or covenants of this Agreement. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date of the loss, costs, expenses or damages were incurred until the date of payment; provided, however, the Rate shall not be payable with respect to attorneys' fees incurred until such date as the underlying claim is determined to be payable.

         13.4     Procedure for Indemnification.

                  (1) Notice. Within thirty (30) days after receipt of written or actual notice of any action or claim (the "CLAIM") as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the "INDEMNITEE") shall give written notice thereof (the "NOTICE") to the person from whom indemnification is sought (the "INDEMNITOR"), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay. Indemnitor shall be liable to Indemnitee with respect to Losses only so long as Indemnitee gives Indemnitor written notice thereof prior to the expiration of the survival periods set forth in Section 13.1.

                  (2)      Third Party Claims.

                           (a)      If any claim for indemnification by
Indemnitee arises out of a Claim by a person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen (15) days after receipt of the Notice. Indemnitor shall thereupon undertake to take all steps or proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee and except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.

                           (b)      If the Indemnitor shall fail to notify the
Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made or any settlements thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.

                           (c)      Indemnitor and Indemnitee agree to make
available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.

                  (3) Other Claims. In the event of any Claim other than those provided for in subsection (2) hereof, Indemnitee shall be entitled to indemnification hereunder as provided herein.

                  (4) Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee under this Section 13.5 shall be payable by the Indemnitor (or the escrow agent under the Escrow Agreement) as incurred by the Indemnitee. In the event Indemnitor (or the escrow agent under the Escrow Agreement) fails to pay, timely and fully, any such amounts, Indemnitee may pay such Claim. In such event, the Indemnitee may recover from the Indemnitor, in an addition to the amount so paid but subject to the Cap, (i) interest on the amount claimed at the Rate, and (ii) reasonable attorneys' fees in connection with the enforcement of payment under this Section 13.5.

                  (5) No Set-Off. The Indemnitee's right to indemnification under this Section 13.5 shall not be subject to set-off for any claim by the Indemnitor against the Indemnitee.

                  (6) Claims by a Straddle Patient. Any claim by a patient relating to professional negligence or similar matters involving a patient of the Hospital served both prior to Closing and subsequent to Closing will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (i) if it is a claim in which clearly the incident giving rise to liability arose prior to Closing, Seller shall respond to the loss and defense expenses; (ii) if it is a claim in which clearly the incident giving rise to liability arose subsequent to Closing, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association.

         13.5 Assignment by Buyer. No consent by Seller shall be required for any assignment or reassignment of the rights of Buyer under this Article XIII.

                      ARTICLE XIV. PRESERVATION OF BUSINESS
                           AND NONCOMPETE RESTRICTIONS

         14.1 Covenant Not to Compete. Seller hereby covenants and agrees with Buyer that during the "NONCOMPETE PERIOD" within the "NONCOMPETE AREA" it shall not, directly or indirectly, (a) acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any health care facility which provides any services similar to the services provided by the Hospital or what are normally provided by a hospital, including but not limited to skilled nursing, obstetrics, psychiatric, alcohol/chemical dependency, rural health, primary care, urgent care, ambulatory surgery, diagnostics, psychiatric counseling or any other health related services or (b) solicit for employment or employ any person who at Closing became an employee of Buyer, or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between Buyer, on the one hand, and any physician, physician group, or other health care provider with whom Buyer contracts with in connection with the Hospital, on the other hand. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the fifth (5th) anniversary thereof. The "NONCOMPETE AREA" shall mean Pearl River County, Mississippi. Notwithstanding the foregoing, the following shall not be deemed breaches of this Section 14.1: (i) Seller's or Foundation's development and operation of the community care clinics meeting healthcare needs of patients who have no coverage or payment source and cannot and do not pay for such services; (ii) Seller's or Foundation's right to exercise its right of first refusal provided in Section
9.8 of this Agreement; (iii) Seller's continued operation of a fitness center at the Cornerstone Building, provided that Seller shall not offer physical therapy, occupational or industrial therapy services or any outpatient therapy services; and (iv) ownership of less than five percent (5%) of the stock of a publicly held company.

         14.2 Enforceability. In the event of a breach of Section 14.1 hereof, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys' fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in Section
14.1 hereof. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

                            ARTICLE XV. MISCELLANEOUS

         15.1 Assignment. No assignment shall relieve the assignor of any liability or obligation hereunder. Seller may not assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void. Buyer may not assign all or any part of its rights, title or interest under this Agreement without the prior written consent of Seller, which consent


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


Seller may withhold in Seller's sole discretion. Buyer, without having to first obtain the consent of Seller, may (x) collaterally assign this Agreement to Buyer's primary lending group (the "LENDERS") and said Lenders may further assign this Agreement in the event of a foreclosure on Buyer's interest in this Agreement or a transfer in lieu thereof; provided that (i) Lenders shall consult with Seller prior to assigning Buyer's interest to try to identify an operator of the Facility that is mutually acceptable to Lenders and Seller, (ii) any such assignee shall be bound by the terms of this Agreement, including without limitation Article VI; and (iii) if Lenders receive more than one (1) bona fide offer and two (2) or more such offers are substantially equivalent (as determined by Lenders) then Lenders shall notify Seller of the offers and identity of the offerees and Lenders shall use their best efforts to assign Buyer's rights under the Agreement to the offeree of Seller's choice on terms no less favorable to Lenders than those set forth in the offer.

         15.2 Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its own expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its own expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. State and local sales and use taxes incurred in connection with the transactions contemplated under this Agreement shall be borne and timely paid by Seller. Buyer will pay the cost of all appraisals and shall pay all transfer taxes. Buyer will pay the cost of the Phase I Environmental Assessment set out in Section 6.20 and the costs of any additional environmental reports, borings or inspections as set out in Section 6.20. The costs of the independent expert engaged by the Mississippi Attorney General in connection with the approval described in Sections 9.10 and 10.12 shall be paid as follows: the first $5,000.00 shall be paid by Seller, the second $5,000.000 shall be paid by Buyer, and any amounts above $10,000.00 shall be divided equally between Buyer and Seller.

         15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:

                  To Seller:

                  Lucius O. Crosby Memorial Hospital
                  101 Kirkwood Street
                  Picayune, Mississippi  39466
                  Attention: Chairman
                  with a copy to:

                  Richard G. Cowart, Esq.
                  Baker, Donelson, Bearman & Caldwell
                  700 North State Street, Suite 500
                  Jackson, Mississippi 39202

                  To Buyer:

                  NAHC of Mississippi, Inc.
                  109 Westpark Drive, Suite 440
                  Brentwood, Tennessee  37024
                  Attn:    Robert M. Martin, President & CEO

                  with a copy to:

                  Michael R. Hill, Esq.
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  315 Deaderick Street
                  Nashville, Tennessee  37238

         15.4 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Mississippi. Any action or claim relating to or arising out of this Agreement or the transactions contemplated herein may be brought in any appropriate state or federal court in the State of Mississippi and each of the parties hereto irrevocably consents to personal jurisdiction in any such court.

         15.5 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         15.6 Benefit. Subject to Section 15.1 hereof, this Agreement shall be binding upon and shall inure to the exclusive benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto and Buyer shall require any of its successors to assume Buyer's obligations under this Agreement. This Agreement is not intended to, nor shall it, create any rights in any other party.

         15.7 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         15.8 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power


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


or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

         15.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         15.10 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement including exhibits has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the knowledge of Seller" or the like is used, Seller shall be deemed to have the knowledge of Seller's officers and directors and Seller shall be under a duty of due inquiry, which shall include inquiry by Seller of its key employees, as well as key employees of the current manager of the Hospital.

         15.11 Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         15.12 Legal Fees and Costs. In the event any party hereto elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

         15.13    Exclusivity.

                  (1) Buyer contemplates the expenditure of substantial sums of time and money in connection with legal, accounting, financial, and due diligence work to be performed in conjunction with the transactions contemplated under this Agreement. For purposes of inducing Buyer to proceed with the transactions, Seller shall not, directly or indirectly, without Buyer's prior written consent, initiate or hold discussions with any person or entity (other than Buyer) concerning a purchase, affiliation, or lease of all or a material part of the Assets, directly or indirectly, whether by sale of equity, merger, consolidation, sale or lease of material assets, affiliation, joint venture, or other material transaction for the period of time from the date hereof until the date specified in the first sentence of Section 8.2(3) (or such later period of time as the parties mutually agree pursuant to

Section 8.2(3)). Seller will promptly notify Buyer by telephone and thereafter confirm in writing via fax, if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received directly or indirectly, by Seller. In the event Seller receives an unsolicited offer related to a type of transaction described in this paragraph, Seller shall promptly inform the person making such unsolicited offer of the existence of its obligations under this Section 15.13 but shall not disclose the contents of this Section or this Agreement, and Seller shall reject such offer and promptly notify Buyer thereof.

                  (2) Seller may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group (each a "POTENTIAL ACQUIROR") pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such Potential Acquiror concerning a purchase, affiliation or lease of all or a material part of the Assets, directly or indirectly, whether by sale of capital stock, merger, consolidation, sale or lease of material assets, affiliation, joint venture or other material transaction (an "ACQUISITION TRANSACTION") only if: (i) the Potential Acquiror has, in circumstances not involving any prior breach by Seller of the foregoing provisions, made an offer to purchase, (ii) Seller's Board of Trustees is advised in writing by its financial advisor that such Potential Acquiror has the financial wherewithal to consummate such an offer, (iii) Seller's Board of Trustees is advised in writing by its legal counsel that failure to negotiate an Acquisition Transaction with the Potential Acquiror would breach fiduciary duties owed by the Board of Trustees, and (iv) copies of the written opinions of Seller's financial advisor and legal counsel are promptly provided by Buyer. In the event the Seller shall take any action pursuant to the foregoing sentence, it shall promptly inform Buyer as to that fact and shall furnish to Buyer the specifics thereof. Seller may not enter into a definitive agreement for an Acquisition Transaction with a Potential Acquiror with which it is permitted to negotiate pursuant to this Section 15.13(b) unless at least ten (10) business days prior to Seller's execution thereof, Seller shall have furnished Buyer with a description of all of the material terms thereof and a copy of the document or documents to be executed in connection with the Acquisition Transaction, and an opportunity for Buyer to enter into an agreement on terms equal to the Acquisition Transaction. In the event that Seller completes an Acquisition Transaction, then at the closing of such Acquisition Transaction, Seller shall pay to Buyer a fee of One Million and No/100 Dollars ($1,000,000.00). This fee is intended as reasonable compensation to Buyer for Buyer's efforts in the competitive bid process conducted by Seller, the negotiation of the letter of intent, the completion of the due diligence process and the negotiation of this Agreement, as well as compensation for opportunities foregone by Buyer in order to pursue this transaction. Said fee is an integral part of the transactions contemplated by this Agreement and Buyer would not enter into this Agreement without said fee.

         15.14 Completion of Exhibits. Certain of the Exhibits have not been prepared in their final form at the time of execution of this Agreement. Input by Seller and Buyer is necessary to finalize the Exhibits and each party agrees to use its reasonable best efforts to finalize them. Submission of Exhibits shall be in writing delivered via overnight courier


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


to the other party's counsel. Either party may supplement the Exhibits by like written delivery. The submitted Exhibits shall be deemed accepted and thereby become an Exhibit to this Agreement unless: (i) such proposed Exhibit would, individually or in aggregate with the effect of items disclosed in other Exhibits which were first submitted after signing of this Agreement, constitute a material adverse effect on the receiving party in the receiving party's sole discretion, and (ii) within five (5) business days after receipt of such proposed Exhibit, such receiving party provides written notice to opposing counsel reasonably detailing the objection thereof and changes in such proposed Exhibit which would make the same acceptable. Should the parties not be able to resolve written objections within ten (10) business days thereafter, then either party may withdraw from this Agreement and terminate it without any obligation or liability of any sort and this Agreement shall be treated as never having been executed or delivered. Acceptance of Exhibits shall not mean that the underlying information (e.g. understanding claim, likelihood of successful defense and adequacy of insurance coverage) is acceptable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "SELLER":

                                    LUCIUS O. CROSBY MEMORIAL HOSPITAL


                                    By:    /s/ Sidney L. Whitley
                                        ---------------------------------------
                                    Title: Chairperson
                                           ------------------------------------


                                    "BUYER":

                                    NAHC OF MISSISSIPPI, INC.


                                    By:   /s/ Robert M. Martin
                                        ---------------------------------------
                                    Title: President
                                           ------------------------------------

                                    "PARENT":

                                    NEW AMERICAN HEALTHCARE
                                    CORPORATION


                                    By:   /s/ Robert M. Martin
                                        ---------------------------------------
                                    Title: President
                                           ------------------------------------

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